Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 25, 2021

BY AND AMONG

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,

TERRA MERGER SUB, INC.,

GT ADVANCED TECHNOLOGIES INC.,

PIRINATE CONSULTING GROUP 2 LLC,

AND

SOLELY FOR PURPOSES OF SECTION 5.19,

ON SEMICONDUCTOR CORPORATION

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 25, 2021, is entered into by and among SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company (“Parent”), TERRA MERGER SUB, INC., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), GT ADVANCED TECHNOLOGIES INC., a Delaware corporation (the “Company”), PIRINATE CONSULTING GROUP 2 LLC, a Delaware limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Stockholders (the “Equityholder Representative”) and solely for purposes of Section 5.19, ON SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Guarantor”).

WHEREAS, the board of directors of each of the Company, Parent and Merger Sub has each duly approved (a) this Agreement, (b) the proposed merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (c) the other transactions contemplated by this Agreement and the other Transaction Documents (together with the Merger, the “Transactions”);

WHEREAS, the board of directors of the Company (the “Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of the Company and all of its Stockholders (as hereinafter defined) to enter into this Agreement and consummate the Transactions; (b) directed that this Agreement be submitted to the Stockholders for adoption thereof; (c) resolved to recommend to the Stockholders that they vote in favor of, and consent to, the approval and adoption of this Agreement and the Transactions, in each case on the terms and subject to the conditions set forth in this Agreement; and (d) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions (the “Board Approval”);

WHEREAS, (a) concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Series A Preferred Stockholders (as hereinafter defined) (the “Supporting Stockholders”) holding no less than fifty-six percent (56%) of the issued and outstanding shares of Series A Preferred Stock (as herein after defined) and no less than a majority of the outstanding shares of Common Stock (on an as-converted basis), have delivered voting and support agreements, copies of which are attached hereto as Exhibit A (the “Voting and Support Agreements”), pursuant to which the Supporting Stockholders have consented to the Transactions in connection with the rights of the Series A Preferred Stockholders set forth in Section 6.2 of the Certificate of Designation; and (b) immediately after the execution of this Agreement, the Supporting Stockholders will deliver an action by written consent in the form attached hereto as Exhibit B (the “Written Consent”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1      Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies (including in respect of management judgment) under GAAP, as were used in the preparation of and are reflected in, the Company’s Financial Statements and as set forth on Exhibit C.

“Action” means any private, governmental or administrative action, claim, complaint, counterclaim, inquiry, hearing, audit, investigation, petition, suit, litigation or other proceeding, whether civil, criminal, administrative, judicial or investigative, at Law or in equity.

“Additional Merger Consideration” means the sum of any portion of the Escrow Fund and the Equityholder Representative Expense Fund, if any, that shall become payable to the Indemnifying Holders under the terms of this Agreement.

“Additional Per Share Merger Consideration” means the quotient of (a) the Additional Merger Consideration, divided by (b) the number of Fully Diluted Shares as of immediately prior to the Effective Time.

“Additional RSU Amount” has the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” (including with correlative meanings, the terms “controlled by,” “controlling,” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” has the meaning set forth in Section 3.22(a).

“Applicable Matters” has the meaning set forth in Section 9.15.

“Approval” means any Consent granted by or obtained from any Governmental Entity or pursuant to any Law.

“Arbiter” has the meaning set forth in Section 2.7(e).

“Benefit Plan” means any material (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or (b) other pension, profit-sharing, savings, retirement, supplemental retirement, employment, individual consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, restricted stock, stock option, phantom stock, profits interest, performance award or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, arrangement or agreement, whether or not subject to ERISA, whether written or unwritten, which any member of the Company Group or any ERISA Affiliates thereof sponsors, maintains, contributes to (or is required to contribute to) for the benefit of its current or former director, Employee, individual independent contractor or individual consultant or with respect to which any member of the Company Group has any Liability.

“Board” has the meaning set forth in the recitals.

“Board Approval” has the meaning set forth in the recitals.

“Book-Entry Share” means any uncertificated share held in book entry form on the records of the Company, which immediately prior to the Effective Time represents an outstanding share of Common Stock or Series A Preferred Stock.

“Business” means the business and operations of the Company Group.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Call-In Notice” means a notice given by the Secretary of State under the NSI Act indicating that the Secretary of State reasonably suspects that the Transactions may give rise to a risk to national security.

“Capital Stock” means the Common Stock and the Series A Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“Cash” means all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, marketable securities and securities and brokerage accounts, in each case determined in accordance with the Accounting Principles; provided that Cash shall not include any cash or cash equivalents subject to any contractual prohibition or other legal restriction (statutory or regulatory minimum capital or similar provisions) on the ability to transfer or use such cash or cash equivalents for any lawful purpose or otherwise classified as “restricted cash” in accordance with the Accounting Principles, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts and other similar restricted cash or cash equivalents.

“Cash Amount” means the amount of the Cash of the Company calculated as of the relevant measurement time; provided that the Cash Amount after January 1, 2022 shall equal, in any event, zero.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Common Stock or Series A Preferred Stock.

“Certificate of Designation” means that certain Certificate of Designation of Series A Preferred Stock of the Company, dated as of March 17, 2016.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Claim Amount” has the meaning set forth in Section 8.6(a).

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash Amount” has the meaning set forth in Section 2.7(b).

“Closing Company Indebtedness” has the meaning set forth in Section 2.7(b).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Merger Consideration” means an amount equal to (a) the Net Purchase Price, plus (b) the Estimated Cash Amount, plus (c) the amount (if any) by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus (d) the amount (if any) by which Estimated Net Working Capital is less than the Target Net Working Capital, minus (e) the Estimated Transaction Expenses and minus (f) the Estimated Company Indebtedness.

“Closing Date Per Share Merger Consideration” means the quotient of (a) the Closing Date Merger Consideration divided by (b) the number of Fully Diluted Shares as of immediately prior to the Effective Time.

“Closing Net Working Capital” has the meaning set forth in Section 2.7(b).

“Closing RSU Amount” has the meaning set forth in Section 2.5(a).

“Closing Statement” has the meaning set forth in Section 2.7(b).

“Closing Transaction Expenses” has the meaning set forth in Section 2.7(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning set forth in Section 3.2(a).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.8(c).

“Company Disclosure Schedule” means the disclosure schedule of the Company attached hereto and delivered to Parent and Merger Sub as of the date hereof.

“Company Fundamental Representations” means the representations and warranties of the Company and the Company Subsidiaries set forth in Sections 3.1(a) (with respect to the first sentence only), 3.2(a), 3.2(b), 3.3 and 3.19.

“Company Group” means, collectively, the Company and the Company Subsidiaries.

“Company Inbound IP Contracts” has the meaning set forth in Section 3.11(d).

“Company Indebtedness” means any Indebtedness of the Company Group outstanding as of immediately prior to the Effective Time, including, for the avoidance of doubt, the Indebtedness pursuant to the Existing Loan Agreement.

“Company Indemnitees” has the meaning set forth in Section 8.2(b).

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used, held for use or practiced by any member of the Company Group, including any Intellectual Property and Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with (or planned to be incorporated into or otherwise used, held for use or practiced in connection with) any products designed, developed, manufactured, offered, provided, sold or otherwise distributed by or for any member of the Company Group.

“Company IP Contracts” has the meaning set forth in Section 3.11(d).

“Company Outbound IP Contracts” has the meaning set forth in Section 3.11(d).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(b).

“Company Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of March 17, 2016, by and among the Company and the Stockholders named therein.

“Company Stock Plan” means the GT Advanced Technologies Inc. 2016 Long Term Incentive Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Competing Transaction” has the meaning set forth in Section 5.14.

“Consent” means any authorization, approval, clearance, consent, waiver, expiration or termination of applicable waiting period, or Permit, including Consents of any Governmental Entity or any counterparty to any Contract.

“Continuation Period” has the meaning set forth in Section 5.8(a).

“Continuing Employee” has the meaning set forth in Section 5.8(a).

“Contract” means any contract, commitment, agreement, license, sublicense, lease, sublease, arrangement, understanding, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), whether written or oral.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Data Protection Requirements” means (a) all applicable Laws relating to privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention and disposal of Personal Information; (b) all privacy policies, privacy notices or other statements issued by the Company Group concerning their privacy, data protection or data security practices; (c) requirements related to privacy, data protection or data security of any contract or codes of conduct to which the Company is a party; and (d) to the extent applicable to the Company Group, the Payment Card Industry Data Security Standard.

“DGCL” has the meaning set forth in the recitals.

“Disputed Items” has the meaning set forth in Section 2.7(c).

“Dissenters Rights” has the meaning set forth in Section 2.9(a).

“Dissenting Shares” has the meaning set forth in Section 2.9(a).

“DOJ” has the meaning set forth in Section 5.5(a).

“Domain Names” means Internet domain names and registrations therefor.

“D&O Indemnified Persons” has the meaning set forth in Section 5.9(a).

“D&O Tail” has the meaning set forth in Section 5.9(d).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employees” means those individuals employed by any member of the Company Group.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Enforceability Exceptions” has the meaning set forth in Section 3.3(c).

“Environmental Laws” has the meaning set forth in Section 3.14.

“Equity Incentive Holders” means holders of Restricted Stock Units.

“Equityholder Representative” has the meaning set forth in the preamble to this Agreement.

“Equityholder Representative Expense Fund” means $1,000,000.00.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business that, together with any member of the Company Group, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (whether or not such trade or business is incorporated or located in the United States).

“Escrow Agent” means an escrow agent reasonably acceptable to Parent and the Company.

“Escrow Agreement” means an escrow agreement in a form reasonably acceptable to Parent and the Company.

“Escrow Amount” means the sum of the (a) Indemnity Escrow Amount plus (b) Working Capital Escrow Amount.

“Escrow Fund” means the Escrow Amount deposited by Parent with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Estimated Cash Amount” has the meaning set forth in Section 2.7(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.7(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.4(a)(i).

“Existing Loan Agreement” means, collectively, that certain Term Loan and Security Agreement, dated September 18, 2018, as amended, by and among the Company, the Company Subsidiaries, the lenders party thereto and Cantor Fitzgerald Securities, in its capacity as administrative agent and collateral agent.

“Expiration Date” has the meaning set forth in Section 8.1(a).

“Export Approvals” has the meaning set forth in Section 3.7(d).

“Export Controls” has the meaning set forth in Section 3.7(d).

“Final Merger Consideration” means an amount equal to (a) the Net Purchase Price, plus (b) the Closing Cash Amount, plus (c) the amount (if any) by which the Closing Net Working

Capital is greater than the Target Net Working Capital, minus (d) the amount (if any) by which Closing Net Working Capital is less than the Target Net Working Capital, minus (e) the Closing Transaction Expenses, and minus (f) the Closing Company Indebtedness.

“Final Resolution” has the meaning set forth in Section 8.6(a).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“FTC” has the meaning set forth in Section 5.5(a).

“Fully Diluted Shares” means the sum, without duplication, of (a) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, (b) the number of shares of Preferred Stock that are issued and outstanding immediately prior to the Effective Time and (c) the number of shares of Common Stock underlying the Restricted Stock Units or any other equity or other convertible securities that are issued and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“General Cap” has the meaning set forth in Section 8.2(c)(i)(A).

“Government Bid” means any offer, quotation, bid or proposal, which, if accepted or awarded, would lead to a Government Contract.

“Government Contract(s)” means any Contract, prime contract, subcontract, teaming agreement, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, or contractual agreement of any kind, including all amendments, modifications, and options thereunder, awarded (A) to any member of the Company Group or any joint venture in which the Company Group has an interest, by any Governmental Entity or by a prime contractor or higher-tier subcontractor to a Governmental Entity, or (B) by any member of the Company Group to a subcontractor at any tier in connection with an agreement in (A). Unless otherwise indicated, a task, purchase, change or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be considered part of the Government Contract under which it was issued.

“Governmental Entity” means any supranational, federal, state, provincial, local, tribal, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, official, political subdivision, tribunal, bureau or other authority or instrumentality, domestic or foreign.

“Guarantor” has the meaning set forth in the preamble.

“Guaranteed Obligations” has the meaning set forth in Section 5.19.

“Hazardous Substances” means (a) any substance that is listed, deemed to be classified, considered to be, or regulated under any Environmental Laws as hazardous or toxic and (b) any petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive or explosive material or radon, urea formaldehyde, toxic mold or fungi, polychlorinated biphenyls, pesticides, pollutants, contaminants, noise or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company Group and calculated in accordance with the Accounting Principles, without duplication, and including any accrued and unpaid interest or commitment fees, and any other commissions, prepayment penalties, premiums and any other payment obligations thereon (including attorneys’ fees of lenders incurred in connection with such payments), the following obligations: (i) the principal amount of obligations of the Company and its Subsidiaries (a) for borrowed money, whether or not contingent, (b) evidenced by notes, debentures, bonds or other similar instruments (including debt like instruments) or debt securities, (c) under any capitalized, finance or synthetic leases to the extent required to be reflected as a liability in the Financial Statements, (d) under any financial hedging, swap or similar arrangements, calculated at the termination value thereof or (e) any amounts of due but unpaid contingent, earn out or similar payment obligations under any purchase, sale or similar Contracts; (ii) for the reimbursement of any obligor of any guaranties, performance bonds, performance guaranties, indemnities, keep wells, sureties, bankers’ acceptances, letters of credit or similar arrangements, to the extent drawn upon; (iii) all Liabilities of any person (other than with the Company or any wholly owned Subsidiary) for which any member of the Company Group has guaranteed repayment (to the extent of such guarantee) or otherwise agreed to be or become liable, directly or indirectly, contingent or otherwise, as guarantor, surety or otherwise; (iv) all obligations of the type referred to in clauses (i) through (iii) above of other Persons secured by any Encumbrance on any property or asset of the Company Group, whether or not such obligation, is assumed by the Company Group; (v) all accrued Taxes of the Company Group that are unpaid as of the Closing Date (including (1) any Taxes deemed to arise in the Pre-Closing Tax Period pursuant to Sections 5.20 and 5.21, and (2) any employer payroll taxes for Pre-Closing Tax Periods that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other Law with respect to Taxes); (vi) any deferred revenue; and (vii) any liabilities associated with defined benefit plans or post-employment benefit plans that are reflected as liabilities in the balance sheet in accordance with GAAP. For the avoidance of doubt, Indebtedness shall not include (A) any obligations or guarantees under bankers’ acceptance, letters of credit or similar arrangements to the extent undrawn as of the Closing Date, (B) any Indebtedness incurred by Parent and its Affiliates (and subsequently assumed by the Company Group or any member thereof) on the Closing Date, (C) any intercompany Indebtedness of the Company and the Subsidiaries of the Company (D) any endorsement of negotiable instruments for collection in the Ordinary Course, (E) prepayments or advances under the Company Group’s long-term agreements set forth in Section 1.1(a)(ii) of the Company Disclosure Schedule and (F) anything that is included in the calculation of Closing Net Working Capital.

“Indemnification Claim” has the meaning set forth in Section 8.3(a).

“Indemnifying Holders” has the meaning set forth in Section 8.2(a).

“Indemnitees” has the meaning set forth in Section 8.2(b).

“Indemnity Escrow Amount” means $15,000,000.

“Information Statement” has the meaning set forth in Section 5.3(c).

“Intellectual Property” means any and all (a) Trademarks; (b) Domain Names; (c) Trade Secrets; (d) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice); (e) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (f) specifications, designs, models, devices, prototypes, schematics and development tools; (g) Works of Authorship; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, statutory, common law or otherwise) relating to, arising from or associated with Intellectual Property, including (a) Patents; (b) Copyrights; (c) other rights with respect to software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; and (h) any rights equivalent or similar to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“ISU” means the Investment Security Unit within the UK Department for Business, Energy and Industrial Strategy.

“Knowledge of the Company,” “Company’s Knowledge,” and words of similar import mean, with respect to any fact or matter, the actual knowledge of any of the individuals identified in Section 1.1(b) of the Company Disclosure Schedule, after due inquiry of the responsible person as to the fact or matter in question.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, order, writ, judgment, code, edict, decree, Permit, ruling, requirement, injunction, decree or other constitution, legislation, principle of common law, resolution directive issued, enacted, adopted, implemented, promulgated, entered into, agreed or imposed or otherwise put into effect by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Letter of Transmittal” means a letter of transmittal in a form reasonably acceptable to Parent and the Company.

“Liability” means, with respect to any Person, any liability, debt, Tax, penalty, cost, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss Amounts” has the meaning set forth in Section 8.1(c).

“Losses” means any and all potential deficiencies, judgments, settlements, assessments, Liabilities, losses, damages (whether direct, special, indirect, incidental, or consequential), interest and fines (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor; provided that consequential damages that are not reasonably foreseeable, exemplary and punitive damages shall be excluded from the definition of “Losses” (except to the extent paid or payable to a third party).

“Luxembourg IP” means the Company’s intellectual property treated for Luxembourg Tax purposes as owned by GT Advanced Technologies Luxembourg S.à r.l through GTAT IP Holding LLC prior to the implementation and completion of the Luxembourg IP Restructuring.

“Luxembourg IP Restructuring” has the meaning set forth in Section 5.20(a).

“Luxembourg IP Structure” means the Company’s Tax positions and legal structure with respect to the ownership of the Luxembourg IP as in effect prior to the implementation and completion of the Luxembourg IP Restructuring.

“Material Adverse Effect” means (i) any change, circumstance, event, effect, or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be or become, a material adverse effect on the business, assets, operations or financial condition of the Company Group, taken as a whole; provided that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (a) any global, international or national or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (b) general economic conditions, including changes in any financial, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), in each case in the United States or anywhere else in the world, (c) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (d) changes in legal or regulatory conditions, including changes or proposed changes in Law or binding directives issued by any Governmental Entity, or any changes or proposed changes in GAAP, or the adoption of any new Law or directive, or the rescission, expiration or retirement of any Law or directive, in each case, after the date hereof, (e) changes in the industries in which the Company Group operates, (f) any change in, or failure of the Company Group to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, may be taken into account in determining whether a Material Adverse Effect has occurred), (g) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (h) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, epidemic, pandemic or disease outbreak (including the COVID-19 virus) (in each of the cases of clauses (a) through (h), except to the extent such changes disproportionately affect the Company Group as compared to other Persons or businesses that operate in the semiconductor industry; in which case only the incremental disproportionate effect may be taken into account), (i) the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, (j) any actions taken, or not taken, with the consent, waiver or at the request of Parent or Merger Sub or any action taken to the extent expressly permitted by this Agreement, and (k) any material breach by Parent or Merger Sub of this Agreement; or (ii) any effect or circumstance that would materially impair or materially delay the Company’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.3(c)(ii).

“Merger Consideration Excess Amount” has the meaning set forth in Section 2.7(f)(ii).

“Merger Consideration Shortfall Amount” has the meaning set forth in Section 2.7(f)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

“Net Purchase Price” means the (a) Purchase Price, minus (b) Series A Preference Amount, minus (c) the Escrow Amount, minus (d) Equityholder Representative Expense Fund.

“Net Working Capital” means, on a consolidated basis of the Company Group, current assets minus current liabilities, calculated in accordance with the Accounting Principles. An illustrative calculation of Net Working Capital is attached as Exhibit D.

“New Litigation Claim” has the meaning set forth in Section 5.13(b).

“New Plan” has the meaning set forth in Section 5.8(b).

“Non-Disclosure Agreement” has the meaning set forth in Section 5.4.

“Notice of Disagreement” has the meaning set forth in Section 2.7(c).

“NSI Act” means the UK National Security and Investment Act 2021.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, injunction, restraining order, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction, in each case whether preliminary, temporary or final.

“Ordinary Course” means any action or inaction in the ordinary course of a Person’s business, consistent with past practice.

“Organizational Documents” has the meaning set forth in Section 5.1(b)(ii).

“Other Indemnitor” has the meaning set forth in Section 5.9(c).

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Outside Date Extension” has the meaning set forth in Section 7.1(a)(ii).

“Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by any member of the Company Group (or that any member of the Company Group claims or purports to own in whole or in part). “Owned Company Intellectual Property” includes, but is not limited to, the Registered Intellectual Property.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Consent” means that written consent of Parent, in its capacity as the sole stockholder of Merger Sub, which consent by its terms shall not be effective until immediately following the execution of this Agreement, to adopt and approve this Agreement and the Transactions, in accordance with the DGCL, and the certificate of incorporation and bylaws of Merger Sub, in each case as in effect as of the date hereof.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (with respect to the first sentence only), 4.2, 4.3(a) and 4.6.

“Parent Indemnitees” has the meaning set forth in Section 8.2(a).

“Parent Released Parties” has the meaning set forth in Section 5.11(b).

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Permit” means any permit, license, grant, approval, consent, registration, variance, certification, endorsement, qualification or authorization granted by or obtained from any Governmental Entity.

“Permitted Encumbrances” means (a) those Encumbrances set forth in Section 1.1(c) of the Company Disclosure Schedule, (b) those Encumbrances reflected in, reserved against or otherwise disclosed on the Financial Statements, (c) mechanics’, carriers’, workmen’s, repairmen’s or other statutory Encumbrances arising or incurred in the Ordinary Course, (d) statutory liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements, (e) Encumbrances incurred in the Ordinary Course since the date of the Financial Statements and that are not material in amount or effect, individually or in the aggregate, on the Business, (f) easements, covenants, rights-of-way and other similar restrictions of record, and (g) Encumbrances that are unconditionally released prior to or as of the Closing Date.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“Personal Information” means any information that relates to an identified or identifiable individual, or any other data that constitutes personal information or personal data protected by applicable privacy, data security or breach notification Law, including an individual’s name in combination with social security number or tax identification number, credit card number, financial account information or health information.

“Pre-Closing Separate Return” has the meaning set forth in Section 5.7(b).

“Pre-Closing Taxes” means any (a) Taxes of the Company and the Company Subsidiaries for any Pre-Closing Tax Period (including any such Taxes that were deferred pursuant to the CARES Act or any other corresponding or similar provision of other applicable Law with respect to Taxes that become payable after the Closing Date), (b) Taxes of the holders of any equity securities in the Company for any taxable period, and (c) Taxes of another Person (other than the Company and the Company Subsidiaries) for which any member of the Company Group is liable by reason of Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as transferee or successor, by contract, or otherwise by operation of law. For purposes of this Agreement, in the case of any Taxes of the Company and the Company Subsidiaries that are imposed on a periodic basis and that are payable for a Straddle Period, such Taxes will (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code or any partnership or other pass-through entity in which any member of the Company Group holds a beneficial interest shall be deemed to terminate at such time).

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Preliminary Closing Statement” has the meaning set forth in Section 2.7(a).

“Prior Company Counsel” has the meaning set forth in Section 9.16.

“Privileged Communications” has the meaning set forth in Section 9.16.

“Purchase Price” means $415,000,000.00.

“Real Property Leases” has the meaning set forth in Section 3.17(a).

“Registered Intellectual Property” means (a) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for or under authorization from (or in the name of) a member of the Company Group and (b) any other applications, registrations, recordings and filings by a member of the Company Group (or otherwise authorized by or in the name of a member of the Company Group) with respect to any Company Intellectual Property.

“Regulatory Fees” has the meaning set forth in Section 5.5(a).

“Related Party” has the meaning set forth in Section 9.17.

“Representative Expenses” shall have the meaning set forth in Section 8.7(b).

“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ Affiliates, officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Required Governmental Approvals” means those Approvals listed on Section 3.4(b) of the Company Disclosure Schedule.

“Restricted Stock Unit” has the meaning set forth in Section 2.5(a).

“RSU Consideration” has the meaning set forth in Section 2.5(a).

“R&W Insurance Policy” has the meaning set forth in Section 5.18.

“Sanctioned Country” has the meaning set forth in Section 3.7(e).

“Sanctioned Persons” has the meaning set forth in Section 3.7(e).

“Sanctions ” shall mean economic sanctions administered or enforced by the United States (including OFAC, U.S. Department of State, and U.S. Department of Commerce); European Union; United Kingdom (including Her Majesty’s Treasury); and United Nations Security Council.

“Secretary of State” means the UK Secretary of State for Business, Energy and Industrial Strategy.

“Sensitive Data” means (i) Personal Information and (ii) Company Group Trade Secrets.

“Series A Per Share Preference Amount” means the quotient of (a) Series A Preference Amount, divided by (b) the number of shares of Series A Preferred Stock as of immediately prior to the Effective Time.

“Series A Preference Amount” means the amount calculated in accordance with, and payable to the Series A Preferred Stockholders pursuant to Section 5.1 of the Certificate of Designation.

“Series A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Series A Preferred Stockholder” means a holder of shares of Series A Preferred Stock.

“SIG” has the meaning set forth in Section 3.11(h).

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Significant Supplier” has the meaning set forth in Section 3.20(b).

“Spreadsheet” has the meaning set forth in Section 2.7(a).

“Standard Software Licenses” means a customary, standard-form, non-negotiated license agreement associated with, and permitting use of, generally commercially available software in object code (other than development tools and development environments) available for a cost of not more than $20,000 per year for a perpetual license for a single user or work station (or $150,000 per year in the aggregate for all users and work stations).

“Stockholder” means a holder of shares of Common Stock or Series A Preferred Stock immediately prior to the Effective Time.

“Stockholder Released Parties” has the meaning set forth in Section 5.11(a).

“Straddle Period” means any Taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Supporting Stockholder” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Target Net Working Capital” means $6,600,000.

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, escheat, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by any Tax Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Contest” has the meaning set forth in Section 5.7(c).

“Tax Insurance” has the meaning set forth in Section 5.20(a).

“Tax Returns” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Trade Laws” has the meaning set forth in Section 3.7(d).

“Trade Secrets” means trade secrets and confidential and proprietary know-how, including vendor/customer lists, technical data, furnace designs and cleaning methods, materials specifications, recipes, testing and evaluation methods, manufacturing processes and technical operating procedures, yield and yield improvement information, business methods and financial information.

“Trademarks” means trademarks, service marks, trade names, trade dress and any registrations and applications for any of the foregoing and all goodwill associated therewith.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Voting and Support Agreements, the Certificate of Merger, the Letter of Transmittal, any other documents, certificates or instruments executed and delivered in connection with the Transactions and such other documents, schedules, annexes and exhibits contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Transaction Expenses” means without duplication and to the extent not reflected in the calculation of Net Working Capital, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company Group, in connection with this Agreement, the other Transaction Documents and the Transactions, including with respect to the Exchange Agent and Exchange Fund, whether or not incurred, billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants; (b) the amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons; (c) all bonuses (including all amounts payable pursuant to the Company’s 2021 Cash Incentive Plan, which is acknowledged and agreed will not be included in the calculation of Net Working Capital) retention obligations or other compensatory amounts owed by the Company to the Company’s current or former directors, Employees and/or individual consultants in connection with the Transactions; (d) any entitlements or costs (including any costs relating to any notice provision or severance or termination costs of an agreement and any bonus or other entitlement) for directors, Employees and/or individual consultants that become payable (i) as a result of the Closing, and (ii) upon a termination of employment or consulting services prior to the Closing; (e) the employer portion of any employment, payroll Taxes or other Taxes arising in connection with the foregoing clauses (c) and (d) or any other payment required pursuant to, or arising as a result of, this Agreement, the other Transaction Documents or the Transactions, whether or not such liabilities for Taxes would be then due and payable, but in each case that directly relate to services provided prior to Closing; (f) the cost of the D&O Tail; (g) any fees and expenses of the Exchange Agent; (h) fifty percent (50%) of any Transfer Taxes as set forth in

Section 5.7(a); (i) fifty percent (50%) of the Regulatory Fees; and (j) fifty percent (50%) of the cost of the R&W Insurance Policy.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Pricing Report” means that certain transfer pricing report to be prepared by PricewaterhouseCoopers in connection with the Luxembourg IP Restructuring.

“Transfer Taxes” means U.S. federal, state, local or non-U.S. transfer, sales, use, value added, stock transfer, and stamp taxes, any transfer, documentary, conveyance, recording, registration, and other fees, and any similar Taxes (including any interest and penalties).

“Treasury Shares” has the meaning set forth in Section 2.3(b).

“Unresolved Indemnity Claims” has the meaning set forth in Section 8.3(b).

“Voting and Support Agreements” has the meaning set forth in the recitals.

“WARN” has the meaning set forth in Section 3.13(c).

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the knowledge that such act or omission would cause a breach of this Agreement.

“Working Capital Escrow Amount” means $2,000,000.

“Works of Authorship” means software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings and other works of authorship and copyrightable subject matter.

“Written Consent” has the meaning set forth in the recitals to this Agreement.

1.2      Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits and Schedules, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits and Schedules to, this Agreement; (c) all Exhibits and schedules (including the Company Disclosure Schedule) attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (d) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (e) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (g) all accounting terms used and not defined herein have the respective meanings given to them under the Accounting Principles; (h) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (i) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (j) references from and through any date will mean, unless otherwise specified, from and including or through and including, respectively; (k) to the extent that any action or requirement falls on a day that is not a Business Day, such action or requirement shall be required on the first (1st) Business Day thereafter; and (l) reference to documents being “made available,” “delivered,” “furnished or “provided” shall mean that on or before 5:00 p.m. Pacific time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted such materials to the virtual data room hosted by IntraLinks (available at https://services.intralinks.com/web/index.html?brandId=1#workspace/10919975/documents) and managed by the Company or otherwise provided to Parent and its Representatives.

ARTICLE II

MERGER

2.1      Merger.

(a)      Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time, and at such Effective Time (i) the separate corporate existence of Merger Sub shall cease and (ii) the Company shall continue as the surviving corporation and a subsidiary of Parent under the DGCL (the “Surviving Corporation”).

(b)      The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

2.2      Closing.

(a)      Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld, One Bryant Park, New York, New York 10036 on the second (2nd) Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing, but subject to the actual satisfaction (or waiver in writing as provided herein) of such conditions at or prior to the Closing), or such other time, date or place as shall be agreed in writing by Parent and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)      Effective Time. Prior to the Closing, Parent shall prepare, subject to the Company’s review, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time when the Merger becomes so effective is referred to herein as the “Effective Time.”

(c)      Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub and (ii) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, in each case, subject to any change to the name of the Surviving Corporation as may be set forth in such amended certificate of incorporation or bylaws.

(d)      Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to serve until the next meeting of stockholders for the election of directors and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(e)      Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, or until his or her earlier death, resignation or removal.

2.3      Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder or any holder of any shares of capital stock of Merger Sub:

(a)      Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share, par value $0.01 per share, of the common stock of the Surviving Corporation.

(b)      Cancelation of Treasury Stock. Each share of Capital Stock that is owned by the Company, Parent or their respective Subsidiaries (“Treasury Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)      Conversion of Capital Stock. Each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Treasury Shares or any Dissenting Shares) shall be cancelled and automatically converted into the right to receive, at the respective times and subject to the terms and conditions set forth in this Agreement, as follows:

(i)      in the case of the Series A Preferred Stock, the Series A Per Share Preference Amount plus any amounts that such shares of Series A Preferred Stock will receive pursuant to Section 2.3(c)(ii);

(ii)      after the Series A Preferred Stock has received the Series A Preference Amount in full pursuant to Section 2.3(c)(i), in the case of each share of Common Stock and each share of Series A Preferred Stock (treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock immediately prior to the Effective Date) (it being acknowledged and agreed that, with respect to shares of Series A Preferred Stock, the amount payable under this Section 2.3(c)(ii) shall be in addition to, and not in lieu of, the Series A Per Share Preference Amount under Section 2.3(c)(i)): (x) the Closing Date Per Share Merger Consideration and (y) the Additional Per Share Merger Consideration, if any (collectively the amounts in (i) and (ii), the “Merger Consideration”); and

(iii)      as of the Effective Time, all such shares of Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates or Book-Entry Shares shall cease to have any rights with respect thereto, except, subject to the terms of this Section 2.3(c), the right following the surrender of such Certificates or Book-Entry Shares (or the giving of an affidavit and, if required, an indemnity agreement pursuant to the terms of Section 2.6(b)(iv) to receive, for each applicable share of Capital Stock, the Merger Consideration without interest; provided, however, that the rights of any Equity Incentive Holder will be as set forth in Section 2.5.

2.4      Transactions to be Effected at Closing.

(a)      At the Closing, Parent shall pay or cause to be paid:

(i)      to the Exchange Agent, an amount in cash equal to (x) the Series A Preference Amount, plus (y) the Closing Date Merger Consideration, minus (z) the Closing RSU Amount (such amount, the “Exchange Fund”);

(ii)      to the Company, the Closing RSU Amount;

(iii)      to the Escrow Agent, the Escrow Amount;

(iv)      to the Equityholder Representative, the Equityholder Representative Expense Fund; and

(v)      to the applicable creditors on behalf of the applicable borrower (by wire transfer of immediately available funds in U.S. dollars to the accounts specified in writing by the applicable creditors at least two (2) Business Days prior to the Closing), the amount of the Company Indebtedness for borrowed money.

(b)      At the Closing, Parent shall deliver to the Company:

(i)      an officer’s certificate, dated as of the Closing Date, duly executed by Parent, certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b); and

(ii)      this Agreement and each of the other Transaction Documents to which Parent or Merger Sub is a party, duly executed by Parent or Merger Sub, as applicable.

(c)      At the Closing, the Company shall deliver to Parent:

(i)      an officer’s certificate, dated as of the Closing Date, duly executed by the Company, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b); and

(ii)      this Agreement and each of the other Transaction Documents to which the Company is a party, duly executed by the Company.

2.5      Treatment of Restricted Stock Units.

(a)      Immediately prior to the Effective Time, each restricted stock unit (each, a “Restricted Stock Unit”) that is granted under the Company Stock Plan or otherwise and outstanding as of immediately prior to the Effective Time shall automatically become fully vested as of the Effective Time and shall be canceled as of the Effective Time and automatically converted into the right to receive an amount in cash, equal to the sum of (i) the product of (A) the Closing Date Per Share Merger Consideration and (B) the aggregate number of shares of Common Stock subject to such Restricted Stock Unit immediately prior to the Effective Time (the product, the “Closing RSU Amount”) plus (ii) the product of (x) the Additional Per Share Merger Consideration, if any, and (y) the aggregate number of shares of Common Stock subject to such Restricted Stock Unit immediately prior to the Effective Time (the product, the “Additional RSU Amount”) (collectively, the Closing RSU Amount and the Additional RSU Amount, the “RSU Consideration”). Parent shall, or cause the Surviving Corporation to, pay the applicable Closing RSU Amount and Additional RSU Amount, if any, to each applicable Equity Incentive Holder as soon as practicable after the Effective Time or such time as the Escrow Fund or Equityholder Representative Expense Fund is released, as applicable.

(b)      On and subject to the terms and conditions of this Agreement, the Company shall have taken all actions necessary so that at the Effective Time, the Company Stock Plan and all Restricted Stock Units shall be terminated and canceled and be of no further force and effect in accordance with the Company Stock Plan (or other applicable agreement) and the agreements governing the Restricted Stock Units. Without limiting the generality of the foregoing, effective as of the Closing, any and all rights of each Equity Incentive Holder (and any and all liabilities of the Surviving Corporation to each Equity Incentive Holder other than with respect to withholding of Taxes and reporting with respect thereto) with respect to the Restricted Stock Units shall terminate in all respects, except for the right to receive consideration in accordance with Section 2.5(a), subject to the terms and conditions set forth in this Agreement.

2.6      Exchange Procedures.

(a)      Exchange Agent. Following the date hereof, Parent and the Company shall appoint a Person reasonably acceptable to each of them to act as exchange agent (the “Exchange Agent”) for the payment and delivery to the Stockholders of the consideration set forth in

Section 2.3(c)(ii). The Exchange Fund shall not be used for any purpose other than for the payment to the Stockholders of the Merger Consideration.

(b)      Exchange Procedures.

(i)      As soon as reasonably practicable after the date hereof, the Company shall provide (or cause the Exchange Agent to provide) to each Stockholder (other than the Company, Parent or their respective Subsidiaries) (A) a copy of the Letter of Transmittal, which Letter of Transmittal specifies that delivery shall be effected, and risk of loss and title to the Certificates or the Book-Entry Shares, as applicable, shall pass, only upon delivery by each such Stockholder of the applicable Certificate(s) or the Book-Entry Share(s) to the Exchange Agent and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment therefor in accordance with this Agreement.

(ii)      Upon surrender of each applicable Certificate or Book-Entry Share of a Stockholder for cancelation to the Exchange Agent, together with a duly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, such Stockholder shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay to, as promptly as practicable, an amount of cash in U.S. dollars equal to, such Stockholder:

(A)      in the case of the Series A Preferred Stock, the product of (A) the Series A Per Share Preference Amount and (B) the number of shares of Series A Preferred Stock represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled; and thereafter;

(B)      in the case of any Common Stock and the Series A Preferred Stock (in addition and not in lieu of), the product of (A) the Closing Date Per Share Merger Consideration and (B) the number of shares of Capital Stock represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled;

(C)      until surrendered as contemplated by this Section 2.6(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive an amount of cash as set forth in this Section 2.6(b), and such Certificate or Book-Entry Share shall, upon such surrender, be canceled.

(iii)      If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Parent and the Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.

(iv)      If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, Parent shall pay to such Person the requisite amount as set forth in this Section 2.6(b) based on the number of shares of Capital Stock represented by such lost, stolen or destroyed Certificate.

(c)      No Further Ownership Rights in Capital Stock. The cash amounts paid and to be paid in respect of shares of Capital Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to any and all shares of the Capital Stock. From and after the Effective Time, holders of shares of Capital Stock will cease to have any rights as stockholders of the Company, except for the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein or as provided by Law. For the avoidance of doubt, the Company Stockholders’ Agreement shall automatically terminate at the Effective Time, as shall be confirmed and acknowledged in the Voting and Support Agreements. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates or Book-Entry Shares, as the case may be, shall be canceled and exchanged as provided in this Section 2.6. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers on the stock transfer books of the Company with respect to shares of Capital Stock or any other capital stock of the Company that were outstanding immediately prior to the Effective Time on the records of the Company.

(d)      Termination of Exchange Fund. Promptly following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund (including any interest or other income received with respect thereto) that had been made available to the Exchange Agent and that remains undistributed to the holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent for payment of its claim for an amount equal such amount that such holder should receive pursuant to Section 2.6(b).

(e)      No Liability. None of the parties or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to five (5) years after the Effective Time or immediately prior to such earlier date on which the consideration payable pursuant to Section 2.6(b) in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such

Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.7      Post-Closing Purchase Price Adjustment.

(a)      At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) an estimated, unaudited consolidated balance sheet as of the Closing Date of the Company Group; (ii) a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company (the “Preliminary Closing Statement”) setting forth the Company’s good faith estimates of (A) Net Working Capital as of immediately prior to the Effective Time (“Estimated Net Working Capital”), (B) all unpaid Transaction Expenses as of immediately prior to the Effective Time, including an itemized list of each such Transaction Expense (the “Estimated Transaction Expenses”), (C) the Cash Amount as of immediately prior to the Effective Time (the “Estimated Cash Amount”) and (D) Company Indebtedness as of immediately prior to the Effective Time (the “Estimated Company Indebtedness”); and (iii) a Microsoft Excel spreadsheet (the “Spreadsheet”) setting forth the Company’s good faith calculation of (A) the Series A Preference Amount, (B) the Series A Per Share Preference Amount, (C) the Closing Date Merger Consideration, (D) the Closing Date Per Share Merger Consideration, (E) the Additional Per Share Merger Consideration, (F) the RSU Consideration, (G) the Closing RSU Amount, (H) the Additional RSU Amount and (I) the Merger Consideration (including a list of each Stockholder and Equity Incentive Holder, including each such holder’s name, address (and email address to the extent available) and the number of shares of Capital Stock and Restricted Stock Units held by such holder), in each case in form and substance reasonably satisfactory to Parent, together with such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Preliminary Closing Statement and the Spreadsheet. Illustrative versions of the Preliminary Closing Statement and the Spreadsheet are attached as Exhibit E.

(b)      Within ninety (90) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth the Surviving Corporation’s calculation of Net Working Capital, Transaction Expenses, Cash Amount and Company Indebtedness, in each case as of immediately prior to the Effective Time (each, as finally determined pursuant to this Section 2.7, the “Closing Net Working Capital,” the “Closing Transaction Expenses,” the “Closing Cash Amount” and the “Closing Company Indebtedness,” respectively), and the Final Merger Consideration resulting therefrom. The Closing Statement shall be prepared in accordance with the definitions in this Agreement.

(c)      During the thirty (30) days immediately following the Equityholder Representative’s receipt of the Closing Statement and any period of dispute with respect thereto thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) provide the Equityholder Representative and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries for purposes of their review of the Closing Statement and (ii) cooperate reasonably with the Equityholder Representative and its Representatives in connection with such review, in each case, to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing

Statement as is reasonably requested by the Equityholder Representative or its Representatives. The Closing Statement and the resulting Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Amount and Closing Company Indebtedness (and the Final Merger Consideration resulting therefrom) shall become final and binding on the parties hereto thirty (30) days following the Equityholder Representative’s receipt thereof, unless the Equityholder Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Parent prior to such date; provided that the Closing Statement and the resulting Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Amount and Closing Company Indebtedness (and the Final Merger Consideration resulting therefrom) shall become final and binding on the parties hereto upon the Equityholder Representative’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Parent of its acceptance of the Closing Statement. Any Notice of Disagreement shall specify in reasonable detail each of the Equityholder Representative’s objections and the specific item(s) and amount(s) in dispute (the “Disputed Items”), together with reasonable supporting detail of the reasons for the Equityholder Representative’s objections.

(d)      If a timely Notice of Disagreement is delivered by the Equityholder Representative in accordance with Section 2.7(c), then (i) the Closing Statement (as revised in accordance with this Section 2.7), and the resulting Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Amount and Closing Company Indebtedness (and the Final Merger Consideration resulting therefrom), shall become final and binding on the parties hereto upon the earlier of (A) the date any and all of the Disputed Items are finally resolved in writing by the Equityholder Representative and Parent and (B) the date any and all Disputed Items not resolved by the Equityholder Representative and Parent are finally resolved in writing by the Arbiter (as defined below), in each case in accordance with this Section 2.7; and (ii) the Equityholder Representative shall be deemed to have agreed with all items and amounts not specifically referenced in the Notice of Disagreement, and such items and amounts shall be deemed final, conclusive and binding on the parties hereto in all respects and shall not be subject to review under Section 2.7(e). The Closing Statement shall be revised to the extent necessary to reflect any resolution by the Equityholder Representative and Parent and any final resolution made by the Arbiter in accordance with this Section 2.7.

(e)      During the thirty (30) days immediately following the delivery of a Notice of Disagreement or such longer period as the Equityholder Representative and Parent may agree in writing, the Equityholder Representative and Parent shall seek in good faith to resolve in writing any difference that they may have with respect to the Disputed Items, and all such discussions related thereto shall (unless otherwise agreed by the Equityholder Representative and Parent) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such thirty (30)-day period, or such longer agreed to period, the Equityholder Representative and Parent shall submit, in writing, to one of the “Big Four” accounting firms (i.e., KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP or Deloitte) that has not performed accounting, tax or auditing services for Parent, the Company or any of their respective Affiliates during the past three years prior to the date of the Notice of Disagreement, or to FTI Consulting, as shall be agreed in writing by the Equityholder Representative and Parent (the “Arbiter”) for review and resolution of any and all Disputed Items (but only such matters) that remain in dispute and that were included in the Notice of Disagreement. Parent and the Equityholder Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the Disputed Items based solely on presentations by each of the Equityholder Representative and Parent that are in accordance with the Accounting Principles and the guidelines and procedures otherwise set forth in this Agreement, including the procedures set forth in this Section 2.7. In resolving any Disputed Item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Equityholder Representative or less than the smallest value for such item claimed by either Parent or the Equityholder Representative. The Closing Statement and the resulting Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Amount and Closing Company Indebtedness (and the Final Merger Consideration resulting therefrom) shall become final and binding on the parties hereto on the date the Arbiter delivers its final determination in writing to Parent and the Equityholder Representative (that final resolution shall be requested by Parent and the Equityholder Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Arbiter), and such resolution by the Arbiter shall not be subject to court review or otherwise be appealable. An Order may be entered upon the written, final determination of the Arbiter in any court of competent jurisdiction. The fees and expenses of the Arbiter shall be borne by Parent and the Equityholder Representative (solely on behalf of the Stockholders) based on the percentage which the portion of the Disputed Item not awarded to such party bears to the amount actually contested by such party, as finally determined by the Arbiter (for example, if the Equityholder Representative disputes a total of $100 and the Arbiter awards $60 in favor of the Equityholder Representative, Parent shall pay sixty percent (60%) of the fees of the Arbiter). For the avoidance of doubt, the Arbiter’s fees and expenses payable by the Equityholder Representative, if any, shall only be paid from the funds in the Equityholder Representative Expense Fund in accordance with Section 8.7.

(f)      The Merger Consideration shall be adjusted upward or downward, as the case may be, as follows, if the Closing Date Merger Consideration is:

(i)      less than or equal to the Final Merger Consideration, as finally determined in accordance with this Section 2.7 (such shortfall, if any, the “Merger Consideration Shortfall Amount”), then Parent shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties pursuant to this Section 2.7, (x) make payment of the Merger Consideration Shortfall Amount (if any), and (y) direct the Escrow Agent to release the Working Capital Escrow Amount, in each case, by wire transfer of immediately available funds to accounts designated by the Equityholder Representative; or

(ii)      greater than the Final Merger Consideration, as finally determined in accordance with this Section 2.7 (such excess, the “Merger Consideration Excess Amount”), then the Equityholder Representative and Parent shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties pursuant to this Section 2.7, direct the Escrow Agent to release (x) an amount equal to the Merger Consideration Excess Amount to Parent on behalf of the Indemnifying Holders, by wire transfer of immediately available funds from the Working Capital Escrow Amount to an account designated by Parent, and (y) an amount, if any, equal to the difference between the Working Capital Escrow Amount, minus the Merger Consideration Excess Amount, by wire transfer of immediately available funds to accounts designated by the Equityholder Representative.

2.8      Withholding. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments made pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other provision of applicable Law; provided that they shall (i) use commercially reasonable efforts to provide each Stockholder and Equity Incentive Holder with advance written notice no later than five (5) Business Days prior to any such deduction or withholding and (ii) reasonably cooperate with each Stockholder and Equity Incentive Holder to establish any available exemption from or reduction to any such requirement to deduct or withhold under applicable Tax Laws. For purposes of the preceding sentence, (x) if such Stockholder or Equity Incentive Holder does not provide the required executed IRS Form W-8 or W-9, the instructions in the Letter of Transmittal providing that a Stockholder or Equity Incentive Holder must provide an executed IRS Form W-8 or W-9, as applicable, to avoid the application of U.S. backup withholding shall constitute advance written notice of such withholding for purposes of clause (i), but (y) if the required executed IRS Form W-8/W-9 was provided and either was completed incorrectly or there is a dispute on eligibility for a treaty exemption or other exemption or exclusion, the undertakings set forth in clauses (i) and (ii) of the preceding sentence shall apply. To the extent such amounts are properly deducted or withheld pursuant to this Section 2.8, and remitted to the appropriate Tax Authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.

2.9      Dissenters Rights.

(a)      Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenters Rights”), shall not be converted into or represent the right to receive the applicable consideration set forth in Section 2.6(b) for such Dissenting Shares but instead shall be entitled to payment of the consideration finally determined to be due to such holder pursuant to the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable consideration set forth in Section 2.6(b).

(b)      If a notice of appraisal rights is required under Section 262(d)(2) of the DGCL, no later than five (5) days before the Closing, the Company shall deliver to Parent a “Notice of Appraisal Rights” complying with the provisions of Section 262(d)(2) of the DGCL in such form as may be provided by the Surviving Corporation following the Closing to holders of Capital Stock who are entitled to Dissenter Rights following the Effective Time pursuant to Section 2.9(a), unless the Company shall have properly provided such notice of appraisal rights prior to the Effective Time to such holders.

2.10      Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of shares of Capital Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.11      Further Actions. From and after the Closing, the Equityholder Representative shall, and shall cause the Stockholders and Equity Interest Holders to, on the one hand, and Parent shall, and shall cause its Affiliates to, on the other hand, from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably requested in order to more effectively consummate the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date (other than those representations and warranties expressly made as of a certain date, in which case, as of such date), except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (the information and disclosures set forth in any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Company Disclosure Schedule as though fully set forth in such section or subsection of the Company Disclosure Schedule, to the extent that (a) such information is cross referenced in another part of the Company Disclosure Schedule or (b) it is reasonably apparent on its face that such information qualifies another provision in the Agreement).

3.1      Standing; Qualification and Power.

(a)      Each member of the Company Group is validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Business, except in the case of any Subsidiary of the Company, where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, be material to the Company Group, taken as a whole. Each member of the Company Group is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or other comparable Organizational Documents) of each member of the

Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Parent.

(b)      Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each Company Subsidiary. No member of the Company Group is a participant in any joint venture, partnership or similar arrangement.

(c)      Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of, as of the date of this Agreement: (i) the names of the members of the Board and the board of directors or other governing body of each Company Subsidiary and (ii) the names and titles of the officers of the Company and each Company Subsidiary.

3.2      Capitalization of the Company and the Company Subsidiaries.

(a)      The authorized capital stock of the Company consists solely of (i) 9,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), (ii) 1,000,000 shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”) and (iii) 2,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(b)      As of August 18, 2021, (i) 598,181 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,000,000 shares of Series A Preferred Stock were issued and outstanding and (iv) 583,566 shares of Common Stock were reserved for future issuance in connection with the Company Stock Plan. The Common Stock and Series A Preferred Stock constitute all of the issued and outstanding capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and non-assessable and are free and clear of all Encumbrances, including any preemptive right or right of first refusal other than the rights in the Company Stockholders’ Agreement. Except for the Restricted Stock Units, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock of the Company or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities or other rights of any kind (other than this Agreement) to acquire from the Company any shares of capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder thereof any right to acquire, any such additional shares of capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security.

(c)      Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the holders of record of Capital Stock and the number and type of Capital Stock, including Restricted Stock Units, owned by each equityholder. No shares of Capital Stock are subject to any right of repurchase by the Company. There is no Liability for dividends accrued and unpaid by the Company, except for the Series A Preference Amount that will be paid at Closing.

(d)      All shares of capital stock of each of the Company Subsidiaries have been validly issued and are fully paid and non-assessable. Except as required by applicable Law, there are no outstanding options, warrants or other rights of any kind to acquire any shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable for any additional shares of capital stock of any Company Subsidiary, nor is any Company Subsidiary committed to issue any such option, warrant, right or security. All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries are owned by the Company or a Company Subsidiary free and clear of all Encumbrances, except for Permitted Encumbrances and restrictions on transfer under applicable Securities Laws. The Company does not have, directly or indirectly, any equity interest in any Person other than the Subsidiaries.

(e)      No member of the Company Group has any outstanding Indebtedness, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Stockholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions (other than pursuant to Section 2.4(a)(v)). No member of the Company Group is a guarantor, indemnitor, surety or other obligor of any Indebtedness of any other Person (other than another member of the Company Group).

3.3      Authority; Execution and Delivery; Enforceability.

(a)      The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder, including to consummate the Transactions. The execution and delivery by the Company of this Agreement and such other Transaction Documents have been or will be, and the consummation of the Transactions has been or will be, upon receipt of the Company Stockholder Approval, duly authorized by all requisite corporate action of the Company.

(b)      The Board has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its equityholders; (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions; and (iii) resolved to recommend that the equityholders adopt this Agreement and approve the Transactions. The affirmative vote or written consents of (i) the holders of a majority of all of the outstanding shares of Common Stock and Series A Preferred Stock (on an as converted basis) and (ii) the holders of fifty-six percent (56%) of the outstanding shares of Series A Preferred Stock are the only votes of equityholders of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions (together, the “Company Stockholder Approval”). All actions relating to the solicitation and obtainment of the Written Consent with respect to this Agreement have been and will be taken in compliance with applicable Law.

(c)      This Agreement has been, and upon its execution and delivery, each of the other Transaction Documents to which the Company will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the other Transaction Documents to which the Company will be a party will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity

(regardless of whether enforceability is considered in a proceeding at Law or equity) (collectively, the “Enforceability Exceptions”).

3.4      No Conflicts; Approvals.

(a)      The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, will not (i) result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the properties or assets of the Company Group under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under (A) any provision of the certificate of incorporation or bylaws (or other comparable Organizational Documents) of any member of the Company Group, (B) any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound; or (ii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 3.4(b), violate any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, other than, in the case of clauses (i)(B) and (ii), which would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(b)      The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, will not require any Approval of, or filing or registration with or notification to, any Governmental Entity, other than (i) compliance with all applicable Antitrust Laws, (ii) any approval or filing required under the NSI Act or under any other foreign investment control or national security review regime, (iii) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (iv) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(c)      The Company, the Board and the equityholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation and any anti-takeover provision in the governing documents of the Company Group will not be applicable to any of Parent, the Company Group, the Surviving Corporation or to the execution, delivery or performance of the Transactions, or the Written Consent, including the consummation of the Merger or any of the other Transactions.

3.5      Financial Statements.

(a)      The Company has previously delivered to Parent copies of (i) the audited consolidated balance sheet of the Company Group as at December 31, 2020 and December 31, 2019, for each of the twelve (12)-month periods then ended, together with all notes and schedules thereto and (ii) the unaudited consolidated balance sheet, statements of income and cash flows of the Company Group for the three (3) months ended March 31, 2021 and as at March 31, 2021 (the “Most Recent Balance Sheet”) (collectively (i) and (ii), the “Financial Statements”). The Financial

Statements (x) have been prepared in accordance with GAAP consistently applied during the periods involved; (y) are accurate, complete and consistent with the books and records of the Company and (z) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company Group, as of the dates and for the periods indicated therein (subject, in the case of the Most Recent Balance Sheet, to the absence of footnotes and to normal year-end adjustments).

(b)      The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions, receipts and expenditures of the Company Group are executed in accordance with appropriate authorizations of management and the Board; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the amount recorded for assets on the books and records of the Company Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no incidence of fraud or allegation of fraud committed by any current or former Employee, consultant or director of any member of the Company Group with respect to the preparation of the Financial Statements. The Company Group has not received written communication or, to the Knowledge of the Company, otherwise obtained knowledge of any material complaint, allegation, assertion or formal claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company Group or their internal accounting controls or any material inaccuracy in any member of the Company Group’s financial statements. Since June 30, 2018, there has been no material change in any member of the Company Group’s accounting policies, except as described in the Financial Statements.

(c)      The accounts receivable as reflected on the Most Recent Balance Sheet, and as arising after the date of the Most Recent Balance Sheet and before the date of this Agreement, arose in the Ordinary Course, represented bona fide claims against debtors for sales and other charges and, have been collected or to the Company’s Knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Most Recent Balance Sheet. None of the accounts receivable of the Company Group is, as of the date of this Agreement, subject to any claim of offset, recoupment, setoff or counter-claim and to the Company’s Knowledge, there is no basis for any such claim of offset, recoupment, setoff or counter-claim. No material amount of accounts receivable is contingent upon the performance by the Company Group of any obligation or Contract other than normal warranty repair and replacement.

3.6      Absence of Certain Changes. From the date of the Most Recent Balance Sheet to the date of this Agreement, (a) the Company Group has conducted its Business in the Ordinary Course, (b) there has not been any Material Adverse Effect and (c) the Company Group has not taken, directly or indirectly, any of the actions described in Section 5.1(b) (except as already disclosed in the Company Disclosure Schedule).

3.7      Compliance with Law; Permits.

(a)      Each member of the Company Group (i) is in compliance, and has complied since June 30, 2018, in each case, in all material respects, with all Laws applicable to such member of the Company Group and (ii) has not received any written notices of violation with respect to Laws applicable to such member of the Company Group, except for any such notice that would not be material to the Company Group, taken as a whole.

(b)      The Company Group has all material Permits required under applicable Laws and necessary for the operation of the Business, and is in compliance, and has complied, with the terms of such Permits. All such Permits are valid and in full force and effect as of the date of this Agreement. As of the date of this Agreement, (i) the Company Group has not received any direct written notice or other direct written communication from any Governmental Entity regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of its material Permits, and (ii) to the Knowledge of the Company, no such direct written notice or other written communication is forthcoming. All applications required to have been filed for the renewal of any material Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Entity.

(c)      As of the date of this Agreement, the Company Group has not received written notice of any alleged dispute, investigation, violation, sanction, fine or other similar penalty from any Governmental Entity.

(d)      The Company Group, its directors, officers or Employees, and, to the Knowledge of the Company, any agent authorized by the Company Group to act for, at the direction, or on behalf of any of them are and have at all times since June 30, 2016, been in compliance, in all material respects, with: (i) applicable Sanctions, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State; (ii) applicable Laws regarding the importation of goods, including the U.S. import Laws administered by the U.S. Customs and Border Protection; (iii) applicable export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State (collectively, “Export Controls”); and (iv) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (collectively, together with clauses (i), (ii) and (iii), the “Trade Laws”). Without limiting the foregoing, (A) the Company Group has obtained all import licenses and Approvals required under Export Controls for the import, export, re-export, transfers, releases, shipments, transmissions or similar transfer of goods, technology, technical data, software or services (collectively, the “Export Approvals”); (B) the Company Group is in compliance in all material respects with the terms of the Export Approvals; (C) there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any Company Subsidiary regarding a violation by the Company or any Company Subsidiary of Trade Laws or the Export Approvals; (D) no Export Approvals for the transfer of export licenses to Parent or Merger Sub are required, or, if required, such Export Approvals can be obtained expeditiously without material cost; and (E) Section 3.7(d) of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, the export control classifications applicable to the Company’s and the Company Subsidiaries’ respective products, software and technologies, and the basis for such classification. Without limiting the foregoing, the Company Group has not since June 30, 2016, submitted any voluntary or involuntary disclosures nor received any written notice by a Governmental Authority that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry regarding any violation of the Trade Laws.

(e)      None of the Company Group nor any of its directors or officers: (i) has been since June 30, 2016 or is designated on (A) any list of restricted parties maintained by any applicable Governmental Entity, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, Entity List or Unverified List, and the Debarred List maintained by the U.S. Department of State; or (B) owned or controlled by one or parties described in clause (A) such that as a result of such ownership or control is itself subject to the same restrictions or prohibitions as the party(ies) described in clause (A) (collectively, “Sanctioned Persons”); (ii) has been since June 30, 2018 resident, located or organized in a jurisdiction that is or at the time was subject to U.S. comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine) (a “Sanctioned Country”); or (iii) has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

3.8      Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, against any member of the Company Group or any of its assets or properties (or against any officer, director, or to the Knowledge of the Company, Employee, consultant, contractor or agent of any member of the Company Group in their capacity as such or relating to their employment, services or relationship with the Company Group) that (i) involves a claim in excess of $150,000, (ii) involves a claim for an unspecified amount which would, if adversely determined, would be material to the Group Company, taken as a whole, (iii) seeks injunctive relief, which would, if granted, be material to the Group Company, taken as a whole or (iv) which is reasonably likely to materially impair the ability of the Company Group to perform its obligations under this Agreement or any Material Contract. There are no outstanding Orders by which any of the members the Company Group or any of its assets or properties are bound (or against any officer, director, Employee, consultant, contractor or agent of the Company Group in their capacity as such or relating to their employment, services or relationship with the Company Group). The Company Group has no Action pending against any Governmental Entity or other Person.

3.9      No Undisclosed Liabilities; Restrictions on Business.

(a)      The Company Group has no Liabilities of any nature other than (i) those set forth or adequately provided for in the Most Recent Balance Sheet, (ii) those incurred in the Ordinary Course since the date of the Most Recent Balance Sheet, which would not, individually or in the aggregate, be material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of applicable Law and (iii) those incurred by the Company Group in connection with the execution of this Agreement. The Company Group has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company Group.

(b)      There is no Contract or Order binding upon any member of the Company Group that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing the Business, any acquisition of property by any member of the Company

Group or the conduct or operation of the Business or, limiting the freedom of the Company Group to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

3.10      Taxes.

(a)      (i) All material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes required to be paid by any member of the Company Group, have been paid; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries that have not been paid in full or otherwise finally settled; (v) no member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (vi) no member of the Company Group has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was the Company); (vii) no member of the Company Group has any liability for the Taxes of another Person (other than another member of the Company Group) pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as transferee or successor, by contract, or otherwise by operation of law; (viii) no written notice has been received relating to any U.S. federal, state, local or non-U.S. audit or other administrative proceeding or court proceeding that is currently ongoing with regard to Taxes or Tax Returns of the Company and the Company Subsidiaries; (ix) no member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (x) no member of the Company Group has received a written claim from any Tax Authority in a jurisdiction in which such member does not file Tax Returns or pay Taxes that such member is or may be required to file Tax Returns in, or is or may be subject to taxation by, that jurisdiction; (xi) to the Knowledge of the Company, no member of the Company Group is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other fixed place of business in such jurisdiction; (xii) each member of the Company Group has complied in all material respects with all applicable Law relating to the payment, reporting and withholding of Taxes with respect to employees, creditors, shareholders and other third parties; (xiii) each member of the Company Group has complied in all material respects with all Tax rulings, exemptions, or holidays granted to it; (xiv) no member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the Agreement Date; (xv) no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date; and (xvi) no member of the Company Group will have any unpaid Tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code, in any Taxable period (or portion thereof) after the Closing Date.

(b)      No representation or warranty, other than the representations set forth set forth in clauses (xv) and (xvi) of Section 3.10(a), is made concerning any Tax positions to be taken, or taxable income to be incurred, after the Closing Date (excluding any elections filed after the Closing Date to the extent Parent does not accept the comments of the Equityholder Representative). Nothing in this Agreement (including this Section 3.10) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) a Tax attribute of the Company Group.

3.11      Intellectual Property.

(a)      Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Registered Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction of the application/registration (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date and (v) the prosecution status. (A) All Registered Intellectual Property is subsisting and all necessary registration, renewal and maintenance fees with respect to such Registered Intellectual Property have been timely paid with the applicable Governmental Entities, and all necessary affidavits, responses, recordations, certificates and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing such Registered Intellectual Property; and (B) each item of Registered Intellectual Property has been prosecuted in compliance in all material respects with all applicable rules, policies and procedures of the applicable Governmental Entities.

(b)      A member of the Company Group solely and exclusively owns all right, title and interest in and to (including the sole right to enforce, license and transfer) the Owned Company Intellectual Property, free and clear of all licenses, releases, covenants, authorizations, standstills, immunities and other Encumbrances. All Intellectual Property and Intellectual Property Rights used by the Company Group in, or material to, the conduct of the Company Group’s Business, as currently conducted by the Company Group, are either (A) solely and exclusively owned by the Company Group with no restriction on the Company Group’s use, commercialization, enforcement and transfer thereof or (B) licensed to the Company Group under Company Inbound IP Contracts listed on Section 3.11(d)(ii) of the Company Disclosure Schedule and made available to Parent, in each case covering such use by the Company Group.

(c)      There are no facts, circumstances or information that would reasonably be expected to (i) adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation to use and practice the Company Intellectual Property upon the Closing in the same manner in all material respects as currently used and practiced by the Company Group or (ii) render any of the Owned Company Intellectual Property invalid or unenforceable. None of the Owned Company Intellectual Property is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or, to the Knowledge of the Company, threatened Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Owned Company Intellectual Property.

(d)      Section 3.11(d)(i) of the Company Disclosure Schedule lists as of the date of this Agreement all Contracts under which any third Person has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Owned Company Intellectual Property (“Company Outbound IP Contracts”). Section 3.11(d)(ii) of the Company Disclosure Schedule lists as of the date of this Agreement all Contracts (other than Standard Software Licenses and employee Intellectual Property assignment agreements based on the Company Group’s standard form consistent with Section 3.11(f) below) under which any member of the Company Group has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Intellectual Property Rights of a third Person (“Company Inbound IP Contracts” and, together with the Company Outbound IP Contracts, the “Company IP Contracts”).

(e)      The Company Group has taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company Intellectual Property (including any Trade Secrets provided by or to third Persons). The Company Group owns, and has maintained in accordance with the foregoing, Trade Secrets covering the technology that is important to the Company Group’s Business, including furnace designs and cleaning methods, materials specifications, recipes, testing and evaluation methods, manufacturing processes and technical operating procedures, and yield and yield improvement information pertaining to the growth, processing, and testing of SiC crystals. No member of the Company Group has authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto. There has not been any misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to any member of the Company Group or the Company Intellectual Property. The foregoing reflects a risk allocation between the parties to this Agreement only, and does not does not in any way limit any remedies against any third party if such misappropriation or unauthorized disclosure is discovered, and does not provide evidence or support for any third party in connection with any such allegation of misappropriation or unauthorized disclosure.

(f)      Each current and former employee, officer, consultant and contractor of the Company Group who is or has been involved in the development (alone or with others) of any Company Intellectual Property, or has or previously had access to any Trade Secrets included in the Company Intellectual Property, has executed and delivered to the applicable member of the Company Group sufficient employment or contractor agreements, non-disclosure agreements, and assignment of Intellectual Property Rights agreements that (i) assign to the applicable member of the Company Group all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from or developed or delivered to a member of the Company Group in connection with such Person’s work for or on behalf of a member of the Company Group, and (ii) provide adequate protection for the Trade Secrets and other confidential information of the Company Group. No current or former Employee, officer, consultant or contractor is in default or breach of any term of any employment or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement, in each case, to the extent relating to Company Intellectual Property. No current or former Employee, officer, consultant or contractor of any member of the Company Group has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. In each case in which any member of the Company Group has acquired ownership (or claimed or purported to acquire ownership) of any Company Intellectual Property from any Person (including any Employee, officer, consultant and contractor of the Company Group), the applicable member of the Company Group has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of and all rights with respect to such Company Intellectual Property to such member of the Company Group.

(g)      The conduct of the Business, including the manufacture, use, sale, offer for sale, and import of any of the Company Group’s products and the use of any Company Intellectual Property, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person. No member of the Company Group has received any claim or notice of Action pending against any member of the Company Group or, to the Knowledge of the Company, threatened against any member of the Company Group by any Person claiming that the conduct of the Business, including the manufacture, use, sale, offer for sale, and import of any of the Company Group’s products and the use of any Company Intellectual Property infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of such third Person (nor does any member of the Company Group have Knowledge of any facts, circumstances or information that would reasonably be the basis for such Action). No use by the Company Group of any Company Intellectual Property requires any payment for the use of such Company Intellectual Property of any third Person (except for payments expressly set forth in Company Inbound IP Contracts). No third Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned Company Intellectual Property in a manner reasonably expected to be material (i) to the Company Group, taken as a whole, or (ii) to the value of such Owned Company Intellectual Property. The foregoing reflects a risk allocation between the parties to this Agreement only, and does not does not in any way limit any remedies against any third party if such infringement, misappropriation, or unauthorized disclosure is discovered, and does not provide evidence or support for any third party in connection with any such allegation of infringement, misappropriation or unauthorized disclosure. No member of the Company Group has made any claim or given notice of Action with respect to infringement of any Company Intellectual Property against any Person, nor has any member of the Company Group issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Company Intellectual Property (other than in connection with licenses granted by the Company Group in the Ordinary Course and not related to any infringement or other violation by the licensee or potential licensee). None of the silicon carbide (SiC) seed crystals used in the current operations of the Company Group’s Business, or used in the prior operations of the Company Group’s Business, trace their lineage to a source other than from SiC seed crystals legally acquired from AGP Technologies, LLC.

(h)      The Company Group has not received any funding or sponsorship from any Governmental Entity. There are no standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which a member of the Company Group is currently participating, or in which a member of the Company Group has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or part, by any Governmental Entity (each, a “SIG”). No member of the Company Group is bound by or has agreed to be bound by any Contract, bylaws, policy, or rule of any SIG that requires or purports to require such member of the Company Group (or, following the Closing Date, Parent or any of its Affiliates) to contribute, disclose or license any Intellectual Property or Intellectual Property Rights to such SIG or its other members.

3.12      Employee Benefits.

(a)      Section 3.12(a) of the Company Disclosure Schedule lists the Benefit Plans as of the date of this Agreement.

(b)      With respect to each Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of: (i) the current plan document, including any amendments thereto, (ii) the most recent summary plan description and summary of material modifications, and each trust or other funding arrangement, (iii) the most recent annual reports on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements, (v) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the IRS for each such Benefit Plan, (vi) the most recently prepared actuarial report and audited financial statement and (vii) all non-Ordinary Course material filings and correspondence with any Governmental Entity.

(c)      No member of the Company Group nor any of their respective ERISA Affiliates maintains, sponsors, contributes to (or is obligated to contribute to), participates in, or has maintained, sponsored, contributed to, or participated in, or otherwise has or would reasonably be expected to have any liability in connection with (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a defined benefit plan (as defined in Section 3(35) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any other plan that is or was subject to Section 302 or Title IV of ERISA. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Benefit Plan that would result in any material liability of any member of the Company Group or any of their respective ERISA Affiliates.

(d)      Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and all applicable Law (including, the Patient Protection and Affordable Cares Act, ERISA and the Code). With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any Benefit Plan.

(e)      No Benefit Plan provides for health, medical, life insurance or death benefits to current or former Employees, individual independent contractors or directors of any member of the Company Group after their retirement or other termination of employment, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law.

(f)      Except as set forth in this Agreement or on Section 3.12(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), directly or indirectly (i) result in any payment from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former Employee, director or individual independent contractor of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from any member of the Company Group to any current or former Employee, director or individual independent contractor of any member of the Company Group, (iv) trigger any obligation to fund any Benefit Plan, (v) restrict or limit the rights to amend or terminate any Benefit Plan, (vi) result in any liability under or with respect to any Benefit Plans or (vii) give rise to any “excess parachute payment” under Code Section 280G.

(g)      There are no material claims pending, and there are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, against any Benefit Plan, other than ordinary or routine claims for benefits by participants and beneficiaries. All material contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates or properly accrued and reflected in the Company Group’s financial statements to the extent required by GAAP.

(h)      No current or former director, Employee or individual independent contractor of any member of the Company Group is entitled to receive a gross-up payment from any member of the Company Group with respect to any Taxes that may be imposed upon such individual pursuant to Section 280G of the Code, Section 409A of the Code, Section 4999 of the Code, or otherwise.

(i)      Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code complies in all material respects, both in form and operation, with the requirements of Section 409A of the Code and applicable guidance thereunder. No compensation has been or would reasonably be expected to be includible in the gross income of any employee of the Company or any Company Subsidiary or other service provider under or by the operation of Section 409A or Section 457A of the Code.

(j)      Except as has not and would not reasonably be expected to result in material liability to any member of the Company Group, each Benefit Plan maintained outside of the United States, (i) if intended to qualify for special Tax treatment, meets all the material requirements for such treatment, and (ii) is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

3.13      Labor.

(a)      Since June 30, 2018, (i) no member of the Company Group has been a party to or is bound by any collective bargaining agreements, works council agreements, work force agreement, labor union contracts, trade union agreements or other agreements or understandings with any union, works council, trade union or other labor organization; (ii) none of the Employees of any member of the Company Group have been represented by any union, works council, or any other labor organization; (iii) to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any such Employees or independent contractors; and (iv) there have not been any strikes, lockouts, picketing, leafleting, sit-ins, boycotts, work stoppages or similar forms of organized material labor disruption at any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened.

(b)      Since June 30, 2018, each member of the Company Group (i) has been in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters including but not limited to Laws relating to the payment of wages, collective bargaining, reductions in force, equal employment opportunities, working conditions, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, family and medical leave, and the collection and payment of withholding or social security Taxes; (ii) has not been subject to any material charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against any member of the Company Group before any Government Entity; and (iii) has complied in all material respects with all applicable Laws pertaining to Employee working conditions, health and safety, and occupational hazards, including all applicable Laws and orders pertaining to the COVID-19 pandemic.

(c)      Since June 30, 2018, each member of the Company Group (i) has been in material compliance with the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable Law of any jurisdiction in which any member of the Company Group operates and (ii) has not incurred any material Liability under WARN or any similar applicable Laws that remains unsatisfied.

(d)      Each member of the Company Group is not, and since June 30, 2018, has not been, the subject of any audit, investigation or enforcement action by any Governmental Entity related to employment policies or practices for Employees, applicants, third-party contractors or independent contractors or consultants of the Company Group, including but not limited to investigations or actions by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board or any other similar federal, state or local Governmental Entity.

(e)      Since June 30, 2018, there have been no Actions against any member of the Company Group (or any of their officers or directors (in their capacities as such)) pending or, to the Knowledge of the Company, threatened to be brought or filed in, by, or with any court, Governmental Entity or arbitral forum in connection with the employment of any current or former applicant, Employee, consultant, volunteer, intern or independent contractor.

(f)      The Company has provided Parent with a complete and accurate list of all Employees of each member of the Company Group as of the date of this Agreement (which shall be amended or supplemented, as applicable, up to the Closing Date) showing for each Employee as of the applicable date: (i) the entity within the Company Group that employs such Employee;

(ii) job title or description; (iii) annual salary or hourly wage rate; (iv) status as full-time or part-time; (v) work location (listed by city and state); (vi) commencement date of employment; (vii) exempt or non-exempt classification under the Fair Labor Standards Act or similar applicable Laws; (viii) accrued but unused vacation or paid time off; and (ix) whether the Employee is being sponsored by any member of the Company Group for a work visa. Except as set forth in the foregoing Employee list, each Employee of all members of the Company Group is employed “at will.”

(g)      Section 3.13(g) of the Company Disclosure Schedule includes a complete and accurate list as of the date of this Agreement of all individuals that have provided services to any member of the Company Group since June 30, 2018, as an independent contractor, consultant or similar relationship with any member of the Company Group showing for each such individual: (i) the name of such service provider; (ii) engagement and termination date (if any); (iii) a description of services provided; (iv) any pay arrangement or other compensation for services; and (v) the location of where the individual performs such services (list by city and state). No member of the Company Group has incurred, and, to the Knowledge of the Company, would not reasonably be expected to incur, any material Liability under applicable Law with respect to misclassification of any Person as an independent contractor rather than as an Employee or as an exempt Employee rather than a non-exempt Employee.

(h)      Since June 30, 2018, no written allegations of sexual harassment or hostile work environment have been made to any member of the Company Group or, to the Knowledge of the Company, threatened against (i) any officer or director of any member of the Company Group or (ii) any Employee of any member of the Company Group who supervises other Employees of any member of the Company Group.

3.14      Environmental Matters. Except as would not, individually or in the aggregate, have a material impact on the Company Group, taken as a whole: (a) each member of the Company Group is in compliance with applicable Laws relating to (i) pollution, contamination, protection, remediation or reclamation of the environment, (ii) emissions, discharges, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (b) the Company Group possesses all Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits; and (c) no Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened, against any member of the Company Group.

3.15      Material Contracts.

(a)      Section 3.15(a)(i) through 3.15(a)(xix) of the Company Disclosure Schedule sets forth, under the implicated sub-clause, a list of all of the following Contracts (x) to which any member of the Company Group is a party as of the date hereof or (y) by which any member of the Company Group or any of their respective properties or assets are bound as of the date hereof (in each case, other than any Benefit Plan) (collectively, the “Material Contracts”):

(i)      Contracts containing a covenant limiting the freedom of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person;

(ii)      collective bargaining agreements or other Contracts with any labor union or other employee representative body;

(iii)      Contracts under which any member of the Company Group has incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than Indebtedness of the type described in clauses (v) and (vi) of the definition thereof);

(iv)      Contracts that require the future acquisition from another Person or future disposition to another Person of assets constituting an operating business or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” obligations with respect to any member of the Company Group;

(v)      Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint product development, strategic alliance, co-marketing arrangement or joint venture of the Company Group with a third party or the making of any other investment in any other Person;

(vi)      Company IP Contracts and any other Contract relating in whole or in part to, or that includes (A) any sale, assignment, option, or other transfer, or any hypothecation or other Encumbrance, with respect to any Intellectual Property Rights, (B) any license, release, covenant, authorization, standstill or other immunity under Intellectual Property Rights (other than Standard Software Licenses) or (C) any use limitation with respect to any Intellectual Property;

(vii)      Contracts pursuant to which any member of the Company Group has agreed to any restriction on the right of the Company Group to use or enforce any Owned Company Intellectual Property or pursuant to which the Company Group agrees to encumber, transfer or sell rights in or with respect to any Owned Company Intellectual Property;

(viii)      (A) manufacturing and supply Contracts, in any calendar year period after the date of this Agreement that would reasonably be expected to result in payments in excess of $500,000 and (B) Contracts with Significant Suppliers;

(ix)      sale, resale, referral, marketing, merchandising or distribution Contracts with any Persons that in any calendar year period after the date of this Agreement would reasonably be expected to result in payments in excess of $1,000,000;

(x)      (A) customer Contracts, except for any customer Contract issued on a purchase order only basis under the Company Group’s terms and conditions in the form made available to Parent that in any calendar year period after the date of this Agreement would not reasonably be expected to result in payments in excess of $1,000,000 and (B) Contracts with Significant Customers;

(xi)      Contracts between or among the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand, other than Contracts with Employees, directors, individual consultants or individual independent contractors of any member of the Company Group or between members of the Company Group;

(xii)      Contracts providing for the payment of severance, retention bonus or termination pay, or the acceleration of vesting or other benefits, to any Employee, director, individual consultant or individual independent contractors of any member of the Company Group;

(xiii)      Contracts under which any member of the Company Group has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property;

(xiv)      Contracts containing most favored nation, right of first refusal, right of first offer or similar provisions in favor of any counterparty to the Company Group, as the case may be, or obligating the Company Group to purchase or otherwise obtain any product or service exclusively from a single party (including any distributor) or sell any product or service exclusively to a single party (including any distributor);

(xv)      Contracts involving any resolution or settlement of any Action;

(xvi)      Contracts in which any member of the Company Group has agreed to purchase, “take or pay,” minimum commitments, volume requirements or similar obligations or supply a minimum quantity of goods or services;

(xvii)      any Contract constituting or relating to any Government Contract or Government Bid; and

(xviii)      any other Contract entered into (other than in the Ordinary Course) involving aggregate payments in any calendar year period after the date of this Agreement that would reasonably be expected to exceed $1,000,000.

(b)      All Material Contracts are in written form and the Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto. A member of the Company Group has performed all of the obligations, in all material respects, required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each Material Contract is, subject to the

Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group. Assuming no default by any party other than a Company Group Member, each Material Contract is in full force and effect, in all material respects, as to the applicable member of the Company Group. As of the date of this Agreement, none of the Company, its applicable Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in breach or default under any such Material Contract. There exists no event, occurrence, condition or act, with respect to any member of the Company Group or to the Knowledge of the Company, with respect to any other party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, in each case in a material amount, or change in delivery schedule, in any material respect, under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Acquired Company under any Material Contract or (D) the right to cancel or terminate or modify, any Material Contract.

3.16      Affiliate Transactions. Section 3.16 of the Company Disclosure Schedule lists all agreements in effect as of the date of this Agreement between a member of the Company Group on the one hand, and any Stockholder, Equity Incentive Holder or any of their respective Affiliates (other than a member of the Company Group) on the other, other than, in each case any Benefit Plan or other Contracts with Employees, directors, individual consultants or individual independent contractors of any member of the Company Group.

3.17      Real Property; Title to and Condition of Assets.

(a)      No member of the Company Group owns any real property. The Company or a Company Subsidiary, as the case may be, has a valid leasehold interest in the real property described in Section 3.17(a) of the Company Disclosure Schedule (the “Leased Real Property”), free and clear of all Encumbrances except Permitted Encumbrances. The Company has made available to Parent copies of each of the leases described Section 3.17(a) of the Company Disclosure Schedule (the “Real Property Leases”), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Parent. Each Real Property Lease is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group. Assuming no default by any party other than a Company Group Member, each Real Property Lease is in full force and effect as to the applicable member of the Company Group. None of the members of the Company Group or, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Real Property Lease.

(b)      To the Knowledge of the Company, there is no existing condemnation or eminent domain proceeding that affects the Leased Real Property, and as of the date of this Agreement, no member of the Company Group has received written notice from any Governmental Entity of any threatened proceeding, to condemn or take by power of eminent domain all or any part of the Leased Real Property.

(c)      Each of the Company and Company Subsidiary, as applicable, is the true and lawful owner and has good and valid title to all material assets that such Company or Company

Subsidiary, as applicable, purports to own, including all the assets reflected on the Most Recent Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the Ordinary Course since the date of the Most Recent Balance Sheet, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. All physical assets and equipment are in good working order and condition, normal wear and tear excepted.

3.18      Insurance. Section 3.18 of the Company Disclosure Schedule contains a list of all material insurance policies covering the Company Group in effect at the date of this Agreement other than any Benefit Plan. Section 3.18 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and any applicable deductible as of the date hereof and all claims made under such policies and bonds since inception. With respect to each such insurance policy, as of the date of this Agreement, (a) the insurance policy is in full force and effect and (b) no member of the Company Group has received written notice of cancellation or termination with respect to any insurance policy existing as the of the date of this Agreement that is held by, or for the benefit of, any member of the Company Group. As of the date of this Agreement, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the members of the Company Group are otherwise in compliance with the terms of such policies and bonds.

3.19      Brokers. No broker, investment banker, financial advisor or other person, other than Cowen Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the any member of the Company Group.

3.20      Customers and Suppliers.

(a)      No member of the Company Group has any outstanding material disputes concerning any Company products with any customer, user, reseller, distributor, or other licensee who, in either (i) the fiscal year ended December 31, 2020 and/or (ii) the fiscal year ending December 31, 2021 (as reasonably projected), represented or will represent aggregate revenues to the Company Group (taken together) of $1,000,000 or more during such period (each, a “Significant Customer”). As of the date of this Agreement, no member of the Company Group has received any written notice from any Significant Customer that such Significant Customer intends to terminate, decline to renew or negatively modify any existing Contracts with a member of the Company Group.

(b)      No member of the Company Group has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2020 was and/or (ii) in the fiscal year ending December 31, 2021 (as reasonably projected), represented or will represent aggregate expenditures based on amounts paid or payable by the Company Group to such supplier of products or services by the Company Group (taken together) of $500,000 or more during such period (each, a “Significant Supplier”). As of the date of this Agreement, no member of the Company Group has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate, decline to renew or negatively modify existing Contracts with a member of the Company Group.

3.21      Data Privacy and Protection.

(a)      Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, since June 30, 2018, there has been no failure affecting any of the Company Group’s computer systems, including the software, hardware or networks that has caused a material disruption to the Company Group’s business.

(b)      The Company Group has complied in all material respects with its posted privacy policies regarding the collection, use, and disclosure of Personal Information and with all other applicable Data Protection Requirements. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group with respect to the Company Group’s compliance with Data Protection Requirements. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Transactions will constitute a violation of any applicable Data Protection Requirements.

(c)      The Company Group has implemented and maintained reasonable administrative, physical and technical safeguards to protect Sensitive Data from unauthorized access, use, modification, disclosure or destruction; and there has been no material data security breach resulting in the unauthorized access, use, modification, disclosure or destruction of Sensitive Data.

3.22      Anti-Corruption Laws.

(a)      Since June 30, 2016, no member of the Company Group or any officers, directors, or Employees of any member of the Company Group, or, to the Knowledge of the Company, any agent or any other Representative acting on behalf of the Company Group, has, directly or indirectly, whether in cash, property or services (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to political activity, (b) unlawfully offered, paid, or authorized the payment of any bribes, kickbacks, influence payments or other unlawful payment to U.S. or non-U.S. government officials or employees, to any officers or employees of any entities owned in whole or in part by any government, to U.S. or non-U.S. political parties or campaigns or to any other person, or (c) taken any other action in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery law or regulation, such as the UK Bribery Act (collectively, the “Anti-Corruption Laws”).

(b)      There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group regarding a violation by the Company or any Company Subsidiary of Anti-Corruption Laws applicable to it. The Company Group has not since June 30, 2016, submitted any voluntary or involuntary disclosures nor received any written notice by any Governmental Entity that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry regarding any violation of Anti-Corruption Laws applicable to it.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date (other than those representations and warranties expressly made as of a certain date, in which case, as of such date).

4.1      Standing; Qualification and Power. Each of Parent and Merger Sub is validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions.

4.2      Authority; Execution and Delivery Enforceability.

(a)      Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder, including to consummate the Transactions. Subject to the receipt of the Parent Consent, the execution and delivery by Parent and Merger Sub of this Agreement and such other Transaction Documents have been or will be, and the consummation of the Transactions has been, duly authorized by all requisite action of Parent and Merger Sub.

(b)      The affirmative vote of Parent is the only vote of the holders of any of the shares of capital stock of Merger Sub necessary in connection with the consummation of the Merger, and such vote will have been duly and validly obtained by virtue of the Parent Consent to be delivered on the date of this Agreement by Parent, who is the sole stockholder of Merger Sub.

(c)      This Agreement has been, and upon its execution and delivery, each of the other Transaction Documents to which the Company will be a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery, each of the other Transaction Documents to which Parent and Merger Sub will be a party will constitute, as applicable, a valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

4.3      No Conflicts; Approvals.

(a)      The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, will not, (i) violate any provision of the certificate of incorporation or bylaws (or other comparable Organizational Documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both)

a default (or give rise to any right of termination, acceleration or cancellation of obligations) under, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound, or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, as contemplated by Section 4.3(b), violate any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation which would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions.

(b)      The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, will not require any Approval of, or filing or registration with or notification to, any Governmental Entity, other than (i) compliance with all applicable Antitrust Laws, (ii) any approval or filing required under the NSI Act or under any other foreign investment control or national security review regime, (iii) the filing and recordation of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, (iv) the Parent Consent and (v) such Approval, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub and prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions.

4.4      Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates, and there are no orders, writs, judgments, injunctions, decrees or awards by which Parent, Merger Sub or any of their respective Affiliates or any of their or their Affiliates’ respective assets or properties, are bound, in either case that would, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions.

4.5      Financing. Parent has, as of the date hereof, and will have, at all times between now and the Closing, sufficient cash on hand or immediately available under any outstanding credit facilities to (a) pay an amount in cash equal to the aggregate amounts required to be paid pursuant to Article II, (b) pay any and all fees and expenses required to be paid by Parent or Merger Sub and the Surviving Corporation in connection with the Transactions and (c) satisfy all other obligations of Parent or Merger Sub and the Surviving Corporation contemplated by this Agreement and the other Transaction Documents.

4.6      Brokers. No broker, finder or investment banker is entitled to any brokerage, other than Greenhill & Co, Inc., finder’s or other fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

4.7      Committee on Foreign Investment in the United States. Neither Parent nor Merger Sub is a “Foreign Person,” as such term is defined in 31 C.F.R. § 800.224.

4.8      Disclaimer of Warranties. Parent and Merger Sub expressly acknowledge and agree that neither the Company nor any of its Affiliates nor any of their respective Representatives is making any written or oral representation or warranty, express or implied, of any nature whatsoever with respect to the Company or any of its Subsidiaries, any of the assets, rights or properties of the Company or any of its Subsidiaries and the physical or environmental condition of any past or current property or facility of the company or any of its subsidiaries, except for the representations and warranties expressly set forth in Article III. Parent and Merger Sub expressly acknowledge and agree that, except as set forth expressly in Article III, the condition of the assets, properties and rights of the company and its subsidiaries shall be “as is,” “where is” and “with all faults”. Notwithstanding anything set forth in this Agreement to the contrary, Parent and Merger Sub (on their own behalf and on behalf of their respective Affiliates and the Representatives of the foregoing parties) expressly acknowledge and agree that, except as expressly set forth in Article III, none of the Company or any of its Subsidiaries makes any representations or warranties to Parent and/or Merger Sub regarding any projections or the future or probable profitability, success, business, opportunities, relationships and operations of the Company and/or any of its Subsidiaries.

ARTICLE V

COVENANTS OF PARENT AND THE COMPANY

5.1        Conduct of Business.

(a)      Except (w) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (x) as expressly required by this Agreement, (y) as required by applicable Law or (z) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, it being understood and agreed that Parent may consider maximization of the current and long-term value of the Company, from Parent’s point of view, in granting, withholding or conditioning any such consent), during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall, and it shall cause its Subsidiaries to, use commercially reasonably efforts to (i) conduct the Business in the Ordinary Course or otherwise in a reasonable and prudent manner; (ii) preserve intact its present business organizations and keep available the services of its present officers and Employees, (iii) not act in bad faith, with gross negligence, or otherwise intentionally take material actions, that are substantially inconsistent with the long term value of the Company Group, (iv) preserve relationships with customers, suppliers, distributors, licensors and licensees, (v) perform and comply with its obligations under current customer agreements and other agreements with third parties, and (vi) maintain a minimum liquidity of $1,000,000 in Cash at all times.

(b)      Without limiting the generality of the foregoing, except (w) as expressly required to complete the Luxembourg IP Restructuring, (x) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (y) as otherwise contemplated or permitted by this Agreement or (z) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, it being understood and agreed that Parent may consider maximization of the current and long term value of the Company, from Parent’s point of view, in granting, withholding or conditioning any such consent) during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall not, and shall not permit any Subsidiary of the Company, nor agree, indirectly or directly, to:

(i)      sell, transfer, lease, license or otherwise dispose of any property or assets, including abandoning any Intellectual Property, other than sales to customers in the ordinary course of business pursuant to Material Contracts;

(ii)      amend the certificate of formation, certificate of incorporation or any other organizational or constitutive document (“Organizational Documents”) of the Company or any of its Subsidiaries;

(iii)      issue, authorize, deliver, sell or grant any equity interests or other interests, options, warrants or other rights to purchase or acquire any interests in any issued and outstanding equity interests or other interests of the Company or any of its Subsidiaries;

(iv)      change any Cash management practices or polices in any material respect, including by agreeing to defer payment of any accounts payable, provide any discount, accommodation or other concession to accelerate or induce the collection of any receivable or change the manner in which it provides warranties, discounts or credits to customers;

(v)      make any capital expenditures, capital additions or capital improvements in excess of $250,000 in the aggregate;

(vi)      effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(vii)      make, set aside, declare or pay any dividend or distribution (whether payable in cash, stock, property or otherwise) with respect to any of its Capital Stock, other than (x) dividends and distributions by any Subsidiary of the Company to its parent company or the Company, (y) dividends paid in kind on the Series A Preferred Stock in accordance with the Certificate of Designations or (z) any dividend or other distribution of Cash declared, set aside, made and paid prior to the close of business on the Business Day immediately prior to the Closing Date; provided that, in each case, such dividends and/or distributions shall have reduced the Cash set forth on the Preliminary Closing Statement and Closing Statement and immediately following any such dividend or distribution of Cash, the Company shall have Cash in an amount equal to, or in excess of, $2,500,000;

(viii)    make any changes in the accounting methods, principles or practices of the Company or any of its Subsidiaries, other than to the extent required as a result of changes in GAAP (or any foreign accounting equivalent thereof) or applicable Law;

(ix)    acquire or agree to acquire, in a single transaction or a series of related transactions, by merging or consolidating with, or by purchasing a substantial equity interest in, or portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof;

(x)      (A) hire or engage, offer to hire or engage or terminate (other than for cause or due to death or disability) any Employee, director, individual independent contractor or individual consultant of any member of the Company Group with annualized base salary in excess of $100,000, other than hiring or engaging any Employees, individual independent contractors or individual consultants on substantially the same terms to replace any Employees, individual independent contractors or individual consultants that are no longer employed or engaged by the Company or (B) promote any Person other than in the Ordinary Course;

(xi)      other than pursuant to any existing Benefit Plan, Contract or collective bargaining agreement (for purposes of this Section 5.1(b)(xi), excluding the Company’s 2021 Cash Incentive Plan): (A) increase, grant any increase in or otherwise modify the wages, salaries, bonus, incentives, fringe or other employee benefits of, or pay, grant or promise any bonus to, any Employee, director, individual independent contractor or individual consultant of any member of the Company Group; (B) establish, adopt, enter into, materially amend or terminate any Benefit Plan or any employee benefit plan, policy, program, agreement or arrangement that would have constituted a Benefit Plan if it had been in effect on the date of this Agreement; (C) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits payable or to be provided to any service provider of any member of the Company Group under any Benefit Plan; (D) promote, or promise to promote, any service provider of any member of the Company Group; or (E) grant, or promise to grant, any bonuses, change in control, deferred compensation, severance, retention or equity or equity-based rights or other compensatory payments or benefits to any Employee, director, individual independent contractor or individual consultant of any member of the Company Group;

(xii)      commence, initiate, settle, satisfy, release or forgive any Action;

(xiii)      incur, become subject to or guarantee any Indebtedness or Encumbrance (or commitment in respect of Indebtedness or Encumbrances), other than Indebtedness repaid prior to or at the Closing (for purposes of this Section 5.1(b)(xiii), Indebtedness is deemed to include prepayments or advances received under long-term agreements or other customer agreements);

(xiv)      make any loans or advances (other than (A) routine expense advances to Employees of the Company Group consistent with past practice or (B) pursuant to the agreements set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule) to, or any investments in or capital contributions to, any

Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness;

(xv)      (A) enter into, amend or modify in any material respect, terminate (other than by natural expiration in accordance with its terms or termination of any employment arrangement), assign or waive rights under any Material Contract or Contract of the type described in clauses (i), (ii), (v), (xi), (xiii), (xiv), (xvi), (xvii), and (xviii) (disregarding, in the case of clause (xviii), the term “Ordinary Course”) of the definition of Material Contract or (B) take any action that is set forth on Schedule A of the Company Disclosure Schedule;

(xvi)      other than under any Benefit Plan pursuant to the terms of this Agreement, materially change the amount of, or terminate, any insurance coverage; cancel, release or waive any material claims or material rights held by the Company Group;

(xvii)      receive, assign, transfer or license from any Person any rights to any Intellectual Property, or assign, transfer or license to any Person any rights to any Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course and employee and consultant Intellectual Property assignment agreements based on the Company’s standard forms consistent with Section 3.11(f)), or assign, transfer or provide a copy of any source code to any Person (including any current or former employee or consultant of the Company Group or any independent contractor or commercial partner of the Company Group) (other than providing access to source code to current Employees, independent contractors and consultants of the Company Group involved in the development of the Company products on a need to know basis in the Ordinary Course);

(xviii)    make, change or revoke any material Tax election, adopt or change any material method of Tax accounting, file any amendment to a material Tax Return, enter into any Tax sharing or similar agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Tax Law), or settle any claim or assessment in respect of material Taxes, or make any material change (including any change in Tax treatment or reporting) with respect to either GT Advanced Technologies Luxembourg S.à.r.l or GTAT IP Holding LLC;

(xix)    fail to timely pay, with the applicable Governmental Entities, or fail to file all necessary affidavits, responses, recordations, certificates and other documents, required to obtain, maintain, perfect, preserve and renew the Registered Intellectual Property, except for patent prosecution decisions in the ordinary course of business consistent with past practice; or

(xx)    authorize or agree to do any of the foregoing.

5.2      Access to Information.

(a)      Prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access, upon reasonable notice, during normal business hours, to the personnel of the Company Group and to the offices, properties, books, Contracts and records (including financial, operating and other data and information) of the Company Group; provided, however, that such access (i) does not materially disrupt the normal operations of the Company Group, (ii) would not reasonably be expected to violate any Law or (iii) would not reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges; provided, further, that the Company and Parent will use reasonable best efforts to develop alternative means to provide Parent with such information.

(b)      Prior to the Closing, the Company shall provide to Parent true, correct and complete copies of, (i) within thirty (30) days after the end of each calendar month, unaudited consolidated balance sheet, statements of income and cash flows of the Company Group for each such month, (ii) within forty-five (45) days after the end of each fiscal quarter, (A) a report prepared by the management of the Company regarding the Company Group financial results and operations for such quarter, including detailed operational and cash flow information and (B) financial projections and forecasts for the upcoming fiscal quarter and (iii) within one-hundred eighty (180) days after the end of each fiscal year, consolidated audited financial statements of the Company Group, including, but not limited to, a consolidated balance sheet of the Company Group, as at the end of the fiscal year, and consolidated statements of income and cash flows of the Company Group, for such year.

(c)      Prior to Closing, the Company shall confer from time to time as requested by Parent and in compliance with all applicable Law to discuss any material changes or developments in the operational matters of the Company Group and the general status of the ongoing operations of the Company Group.

(d)      All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Non-Disclosure Agreement.

5.3      Efforts; Stockholder Approvals.

(a)      Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, to deliver true, correct and complete copies of the deliverables in Section 6.2 and Section 6.3, and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for the consummation of the Transactions.

(b)      The Company will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other Transactions, to enable the Surviving Corporation (or Parent) to carry on the Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which any member of the Company Group is a party or is bound or by which any of its assets is bound. The Company Group will (i) consult with Parent before seeking such consents and providing such notices, (ii) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (iii) incorporate Parent’s reasonable comments in such consent requests and notices.

(c)      The Company will use its reasonable best efforts to obtain the Written Consent from each Stockholder, who has not executed the Written Consent, prior to the Closing Date. On or prior to the tenth (10th) Business Day following the date of this Agreement, the Company will deliver an information statement (the “Information Statement”) to each Stockholder who has not executed the Written Consent containing (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Stockholders in connection with the solicitation of their signatures to a Written Consent. The Company will provide Parent with a reasonable opportunity to review the Information Statement and will consider its comments in good faith.

(d)      The Company shall, prior to the Closing Date, use its reasonable best efforts to obtain stockholder approval (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any benefits or payments of cash or stock to be made by the Company and the Company Subsidiaries with respect to arrangements in place at the Closing (and including, for the avoidance of doubt, any benefits or payments made pursuant to any Contract or plan entered into by Parent or its Affiliates as long as such Contract or plan is disclosed, in writing, by Parent to the Company at least ten (10) Business Days prior to the Closing Date) that may, absent stockholder approval, constitute “excess parachute payments” pursuant to Section 280G of the Code as a result of the Transactions, such that all payments will not be deemed to be excess parachute payments or will not be made if not so approved because such amounts have been waived pursuant to waivers which were executed by the affected individuals prior to the solicitation of the vote of stockholders. Within a reasonable period of time prior to seeking any waiver or stockholder approval, the Company shall deliver to Parent drafts of all waivers, consents, disclosures, and other documents prepared in connection with the actions described in this Section 5.3(d), and the Company shall consider in good faith any reasonable comments from Parent to such documents.

5.4      Confidentiality. Parent and the Company, each acknowledge that the information being provided to it in connection with the consummation of the Merger is subject to the terms of that certain “Confidentiality Agreement,” effective as of March 15, 2018, by and among Parent and the Company as amended by that certain “First Amendment to the Confidentiality Agreement,” effective March 1, 2019, and that certain “Second Amendment to the Confidentiality Agreement,” effective as of April 22, 2019 (the “Non-Disclosure Agreement”), which remains in full force and effect in accordance with its terms. Effective upon the Closing, the Non-Disclosure Agreement shall terminate solely with respect to Parent’s obligations relating to information relating to the Company Group. In the event of the termination of this Agreement in accordance with its terms, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

5.5      Governmental Approvals; Further Assurances.

(a)      Parent, Merger Sub and the Company shall each use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective the Transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date, including (i) submitting any filings required under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) no later than fifteen (15) Business Days following the execution of this Agreement, unless agreed by both Parties to a later date; (ii) making any other filings required under the Antitrust Laws of any other Governmental Entity as promptly as practicable and seeking the equivalent of early termination under the HSR Act, as applicable; (iii) prior to the entry into force of the provisions in the NSI Act regulating the notification of transactions to the Secretary of State, making any informal representations to the ISU as Parent may deem required or appropriate in connection with the NSI Act; (iv) making any filing that Parent may deem required or appropriate under the NSI Act pursuant to Section 6.1(a); (v) complying as promptly as practicable with any request for information by any Governmental Entity, including any request for additional information and documentary material by the FTC or DOJ under the HSR Act or by the Secretary of State or the ISU under the NSI Act; (vi) resolving questions or objections, if any, as may be asserted by any Governmental Entity, including under the Antitrust Laws and the NSI Act; and (vii) obtaining all Required Governmental Approvals. Each party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Antitrust Laws or that Parent may deem required or appropriate under the NSI Act. Parent and the Company shall each be responsible for one-half of all filing fees in connection with such filings (collectively, the “Regulatory Fees”).

(b)      Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor Parent, nor any of their respective subsidiaries or Affiliates, shall be obligated to (i) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses; (ii) accept any operational restriction that is material to its business or assets; (iii) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, unless the parties hereto agree in their mutual reasonable good faith that such action has a reasonable likelihood of success on the merits no later than the Outside Date; or (iv) take any other action that would materially limit the right of that party, any of its subsidiaries, or any of its Affiliates to own or operate its or their businesses or assets. For the avoidance of doubt, Parent and its Affiliates shall not take any action with respect to any Order or any applicable Law that would bind the Stockholders, the Company or any of its Affiliates regardless of whether the Transactions occur absent written consent from the Company or the Stockholders, as applicable.

(c)      Each of Parent and the Company shall cooperate and consult with each other in connection with obtaining any approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity required to consummate the Transactions contemplated hereby and shall, to the extent permitted by applicable Law and without waiving attorney-client, work product or any other applicable privilege, (i) promptly inform the other party of any communication from any Governmental Entity and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request; (ii) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Antitrust Laws or that Parent may deem required or appropriate under the NSI Act;

(iii) cooperate and consider in good faith the views of one another in connection with any memoranda, white papers, presentations, filings, or proposals in connection with proceedings under the HSR Act, the NSI Act or the Antitrust Laws of any other Governmental Entity; and (iv) not independently participate in any meeting or substantive discussion or other communication with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party prior reasonable notice of the meeting or discussion and the opportunity to attend and participate in such meeting, to the extent not prohibited by such Governmental Entity (which, at the request of the Company or Parent, as applicable, shall be limited to outside antitrust counsel only).

5.6      Public Announcements. Notwithstanding anything to the contrary contained herein or in the Non-Disclosure Agreement, Parent may make such public communications regarding this Agreement or the Transactions as Parent may determine is reasonably appropriate, and, in any event, to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law. The Company shall not, nor shall any of its Affiliates, without the approval of Parent, issue any press releases or otherwise make any public statements with respect to the Merger or other Transactions, except as may be required by applicable Law.

5.7      Tax Matters.

(a)      Transfer Taxes. All Transfer Taxes arising out of or in connection with the Transactions shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Stockholders; provided that in the case of the Stockholders, any Transfer Taxes for which they are responsible under this Section 5.7(a) shall be included in the calculation of Transaction Expenses and, to the extent so included, shall constitute satisfaction of their responsibility for such Transfer Taxes hereunder. Parent shall, at its own expense, timely file, or cause to be filed, any necessary documentation or Tax Returns with respect to such Transfer Taxes, and each party hereto shall fully cooperate with the others with respect to the preparation of any Tax Returns or other filings related to Transfer Taxes as may be required.

(b)      Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company Group that are required to be filed on or before the Closing Date (taking into account valid extensions in which to file); provided that all such Tax Returns shall be prepared in a manner consistent with past practices, except as otherwise required by applicable Law. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company Group for any Taxable period that ends on or before the Closing Date that are required to be filed after the Closing Date (each a “Pre-Closing Separate Return”). All such Pre-Closing Separate Returns shall be prepared in a manner consistent with past practices, except as otherwise required by applicable Law. Parent shall deliver or cause to be delivered to the Equityholder Representative such Pre-Closing Separate Return at least thirty (30) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, and shall include in such Tax Return any reasonable comments thereto received from the Equityholder Representative not later than fifteen (15) days prior to the due date (taking into account valid extensions thereto) for such Tax Return.

(c)      Tax Contests. Parent shall notify the Equityholder Representative promptly upon receipt of any notice of audits, examinations, investigations or other proceedings relating to

Taxes or Tax Returns of the Company Group for any Pre-Closing Tax Periods with respect to which Parent is entitled to indemnification under this Agreement (any such proceedings, a “Tax Contest”); provided that no delay or failure on the part of Parent in so notifying the Equityholder Representative shall relieve the Indemnifying Holders of any liability or obligation hereunder except to the extent of any damage or liability or prejudice directly caused by or arising out of such delay or failure. Parent shall have the right to control any Tax Contest; provided that (1) the Equityholder Representative shall be entitled to participate, at its sole expense and with counsel of its own choosing, in such Tax Contest, (2) Parent shall keep the Equityholder Representative reasonably informed at each stage of such Tax Contest and (3) Parent shall not settle, compromise or abandon any such Tax Contest without the Equityholder Representative’s prior written consent on the proposed settlement of such Tax Proceeding (such consent not to be unreasonably withheld, conditioned, or delayed). In the case of any conflict between the provisions of this Section 5.7(c) and Section 8.4, this Section 5.7(c) shall control.

(d)      The parties hereto and the Stockholders agree to report the Merger as a taxable stock sale by the Stockholders to Parent for U.S. federal income tax purposes.

5.8      Employment Matters.

(a)      As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation) to, continue to employ each Employee as of the Closing Date, including those on vacation, sick leave, maternity leave, military service, disability or other approved leave of absence (each a “Continuing Employee”). For a period of one (1) year after the Closing Date (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation) to provide to each Continuing Employee: (i) base salaries or hourly wage levels and cash bonus or incentive opportunities, other than equity or equity-based opportunities, which are no less favorable than, in the aggregate, the base salaries or hourly wage levels and cash bonus or incentive opportunities provided to such Continuing Employees immediately prior to the Closing Date, (ii) the compensation and benefits described on Section 5.8(a) of the Company Disclosure Schedule, (iii) no change in principal work location, and (iv) employee retirement and welfare benefits and other compensation (but excluding any defined benefit pension, equity or equity-based incentive compensation, retention, change of control or similar bonus payments or awards), which are substantially comparable, in the aggregate, to the employee retirement and welfare benefits and other compensation provided to such Continuing Employees immediately prior to the Closing Date; provided that this undertaking shall not obligate Parent or any of its Subsidiaries (including the Surviving Corporation) to continue the employment of such Continuing Employees for any period following the Closing. For the avoidance of doubt, during the Continuation Period, Parent and the Surviving Corporation shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide each Continuing Employee who is on a leave of absence as of the Closing Date with, for the duration of such leave of absence, employee benefits and compensation (including short-term disability) that are substantially comparable, in the aggregate, to those employee benefits and compensation provided to such Continuing Employee as of immediately prior the Closing.

(b)      For all purposes (including eligibility and vesting, and accrual of benefits or compensation, but not benefit calculations or accruals under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any employee benefit or compensation policies, agreements, plans, programs or arrangements of Parent or its Subsidiaries (including the Surviving Corporation) in which a Continuing Employee participates or is eligible to participate and receive compensation or benefits on or following the Closing (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with any member of the Company Group and its Affiliates or any of their predecessors before and until the Closing, to the same extent as such credit was recognized under any comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, except where credit would result in duplication of benefits. Parent or its Subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts, subject in each case to receipt of any required consent of the applicable New Plan provider, for purposes of each New Plan in which a Continuing Employee and his or her eligible dependents is eligible to participate providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, to waive limitations on benefits relating to any pre-existing conditions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements for purposes of each New Plan in which a Continuing Employee and his or her eligible dependents is eligible to participate providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee and his or her eligible dependents, to the extent such conditions were inapplicable or waived under the comparable Benefit Plans in which such Continuing Employee participated immediately prior to the Closing. In addition, with respect to each New Plan, Parent or its Subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her eligible dependents under a Benefit Plan during the portion of the plan year of the Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her eligible dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)      At the written request of Parent provided not less than five (5) Business Days prior to the Closing Date, the Board shall adopt a board consent or resolutions, the form and substance of which are reasonably satisfactory to Parent, to cease contributions to and terminate each plan qualified under Section 401(k) of the Code (the “Company 401(k) Plan”) and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, with such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the Transactions. Parent will take all actions necessary to allow all Company 401(k) Plan participants to rollover their account balances (excluding notes associated with plan loans) to a plan qualified under Section 401(k) of the Code that is sponsored by Parent or its Affiliates. Prior to the Closing Date, the Company may establish procedures reasonably satisfactory to Parent to allow participants to repay loans outside of the payroll system until such time as all assets in the Company 401(k) Plan are finally distributed or, if earlier, such time as the participant takes a distribution from the Company 401(k) Plan. Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of the Company 401(k) Plan and the completion of final testing and record keeping for the Company 401(k) Plan.

(d)      The provisions of this Section 5.8 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.8, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, or any other Person that is not party to this Agreement, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or otherwise or limit the ability of any member of the Company Group to terminate the employment or service of any such Employee or other Person. Nothing in this Section 5.8 shall be deemed to establish or amend any Benefit Plan or any similar employee benefit or limit the right of Parent, the Surviving Corporation or any of their respective Affiliates to amend or terminate any Benefit Plan or any other employee benefit plan from any after the Closing.

5.9      Director and Officer Insurance.

(a)      If the Merger is consummated, all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, employees and agents of the Company or any of its Subsidiaries and each Person who served at the request of the Company, or its Subsidiaries as a director, officer, manager, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of or used by the Company or any of its Subsidiaries (the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or any of its Subsidiaries, or in any indemnification agreement or arrangement as set forth on Section 5.9(a) of the Company Disclosure Schedule as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing for a period of six (6) years or, if later, until the settlement or final adjudication of any Action commenced during such period. Following the Closing, Parent shall cause the Surviving Corporation Charter and the Surviving Corporation Bylaws and the Organizational Documents of the Surviving Corporation’s Subsidiaries, to contain provisions with respect to indemnification, exculpation and advancement expenses of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company and of its Subsidiaries, in each case as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder, except as is required under applicable Law. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b)      From and following the Closing Date, each of Parent, the Surviving Corporation and its Subsidiaries shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable out-of-pocket costs or expenses in connection with any actual or threatened in writing Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after, the Closing Date (the “D&O Indemnified

Liabilities”). Parent, the Surviving Corporation and its Subsidiaries shall use all reasonable efforts to assist in the defense of any such matter; provided, that none of Parent, the Surviving Corporation or any of its Subsidiaries shall be liable for any settlement effected without Parent’s prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed). Any D&O Indemnified Person wishing to claim indemnification under this Section 5.9 shall notify Parent upon learning of any such Action (but the failure to so notify shall not relieve a Person from any liability which it may have under this Section 5.9 except to the extent such Person is actually and materially prejudiced by such failure). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any Action, existing in favor of the D&O Indemnified Person with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification and advancement of expenses in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(c)      Parent hereby acknowledges, on behalf of itself and the Surviving Corporation, that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses from Persons other than the Company or its Subsidiaries (each, an “Other Indemnitor”) (directly or through insurance or indemnification obtained by or for the benefit of any such Person). Parent hereby agrees and acknowledges, on behalf of itself and the Surviving Corporation, that (i) it is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Corporation’s Organizational Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Other Indemnitor and (iii) to the extent permitted by Law, it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Parent further agrees, on behalf of itself and the Surviving Corporation, that no advancement or payment by any Other Indemnitor with respect to any Action for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing and such Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Corporation and Parent.

(d)      Prior to the Effective Time, the Company shall purchase a prepaid tail insurance coverage (“D&O Tail”) for the D&O Indemnified Persons in a form reasonably satisfactory to Parent, which will provide the D&O Indemnified Persons with coverage for six (6) years following the Closing Date in an amount not less than the existing coverage and that will have other terms not materially less favorable to the insured individual than the directors’ and officers’ Liability insurance coverage maintained by the Company Group as of the date of this Agreement. Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).

(e)      The provisions of this Section 5.9 shall survive the Closing and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without such Person’s prior written consent.

5.10      Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

5.11      Release.

(a)      Effective upon and following the Closing, Parent, on its own behalf and on behalf of the Surviving Corporation and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Stockholder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns (collectively, the “Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date (other than as contemplated by this Agreement, the other Transaction Documents or any other commercial agreement or relationship not otherwise related to this Agreement or the Transaction Documents concerning the Company or any of its Subsidiaries), including for controlling equity holder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Stockholder Released Parties; provided, however, that nothing in this Section 5.11 shall release the Stockholder Released Parties from their obligations under this Agreement or the Transaction Documents.

(b)      Effective upon and following the Closing, each Stockholder, on its own behalf and on behalf of each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and the Surviving Corporation, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 5.9 hereof); provided, however, that nothing in this Section 5.11 shall release the Parent Released Parties (i) from obligations under this Agreement or the Transaction Documents, (ii) with respect to any right to indemnification or exculpation under any agreements or Organizational Documents of the Company or any of its Subsidiaries or (iii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company or any of its Subsidiaries in effect as of the date of this Agreement and consistent with past practice.

5.12      Obligations of Merger Sub.

(a)      Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents, as applicable.

(b)      Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

(c)      Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

(d)      For all purposes of this Agreement, (i) any failure or breach by or caused by Merger Sub shall be deemed to be by or caused by (and deemed to be a breach by) Parent and any failure or breach by or caused by Parent shall be deemed to be by or caused by (and deemed to be a breach by) Merger Sub and (ii) any action or omission of Merger Sub shall be deemed to be an action or omission of Parent and any action or omission of Parent shall be deemed to be an action or omission of Merger Sub.

5.13      Supplemental Information.

(a)      At any time, and from time to time, prior to the Closing, the Company will use its reasonable best efforts to promptly advise Parent in writing of (i) any fact, matter, event or circumstance the Company learns of and that would render any representation or warranty set forth in Article III incomplete, untrue and inaccurate as of the date such supplement or amendment is made, (ii) any breach of any covenant or obligation of the Company Group pursuant to this Agreement or any Transaction Document, (iii) any Material Adverse Effect, (iv) any notification from a third party or Governmental Entity that such Person’s Consent is required in connection with the Transactions or (v) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the conditions set forth in Section 6.2 not to be satisfied. Each of the parties hereto agrees that the furnishing of such corrected and supplemental information pursuant to this Section 5.13 shall not be deemed to amend the Company Disclosure Schedule for all purposes hereunder nor will it affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

(b)      The Company will (i) notify Parent in writing promptly after learning of any Action initiated by or against it, or known by the Company Group to be threatened against any member of the Company Group, or any of their respective directors, officers or Employees or the Stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Parent of ongoing material developments in any New Litigation Claim or existing litigation claim and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and existing litigation claim, if and to the extent that the Company Group otherwise has control of the conduct of such defense.

5.14      Exclusive Dealing. The Company agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with Article VII, neither the Company nor any Company Subsidiary shall, directly or indirectly, and the Company shall instruct its Affiliates and Representatives not to, (a) solicit, initiate, or encourage the submission of proposals, offers or inquiries from any Person with respect to, (b) enter into, participate in, maintain or continue any communications or ongoing discussions or negotiations or any agreement regarding, (c) furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to effect, (d) agree to, accept, approve, endorse or recommend, (e) enter into any letter of intent or any other Contract contemplating or otherwise relating to or (f) submit to the vote of the holders of Capital Stock or any equity interests in the Company or any Company Subsidiary, any (i) liquidation, dissolution or recapitalization of the Company or the Company Subsidiaries or (ii) acquisition or purchase of all or a significant portion of the assets, or any material equity interest in, the Company or any Company Subsidiary (including any sale structured as a merger, consolidation or similar business combination) with any Person, in any case other than Parent, its Affiliates and their respective representatives (each, a “Competing Transaction”). As of the date of this Agreement, the Company Group shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Persons (other than Parent and its Affiliates) with respect to any Competing Transaction. The Company shall provide prompt, but in any event within two (2) Business Days, notice to Parent of (x) the receipt of any proposal, communication or inquiry with respect to any Competing Transaction, (y) the terms and conditions of such Competing Transaction and (z) the identity of such Person making any such proposal, communication or inquiry with respect to such Competing Transaction.

5.15      Corporate Matters. Prior to the Closing, the Company will pay all corporate franchise, foreign corporation and similar Taxes (including all such Taxes that have accrued but are not yet due and payable).

5.16      Director and Officer Resignations. The Company shall have delivered to Parent written resignations, effective as of the Closing Date, from any directors or officers of the Company or its Subsidiaries as may be requested by Parent in writing at least three (3) Business Days prior to the Closing Date.

5.17      Bank Authorizations. The Company or its applicable Subsidiary shall have terminated the authorization of each Person currently an authorized signatory to or otherwise authorized to deal in the funds of any bank account of the Company.

5.18      R&W Insurance Policy. Prior to or concurrently with the execution of this Agreement, Parent shall cause to be issued a representations and warranties insurance policy (a copy of which Parent shall have provided the Company prior to the execution thereof) (the “R&W Insurance Policy”). Each of Parent and the Company shall pay, or cause to be paid, 50% of the premium required for the issuance of the R&W Insurance Policy. Following the issuance of the R&W Insurance Policy, Parent agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its issuance, Parent shall deliver the R&W Insurance Policy to the Company. The parties hereto acknowledge that Parent obtaining the R&W Insurance Policy is a material inducement to the Company entering into the Transactions, and the Company is relying on Parent’s covenants and obligations set forth in this Section 5.18. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against the Company or any of its Affiliates, or any former shareholders, managers, members, directors, officers and partner (or the functional equivalent of any such position) of any of the foregoing with respect to any claim made by any insured thereunder, which waiver the Company may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of fraud by the Stockholders or Equity Incentive Holders or on the part of the Company or any former shareholder, member, director, officer or partner (or the functional equivalent of any such position) of the Company in respect of any of the representations set forth in Article III. Parent shall not waive, amend, modify or otherwise revise this subrogation provision under the R&W Insurance Policy, or allow such provision to be waived, amended, modified or otherwise revised by any other Person, in each case, without the Company’s (or after the Closing, the Equityholder Representative’s) prior written consent, which the Company (or after the Closing, the Equityholder Representative) may grant or withhold in its sole discretion. In the event that the Closing does not occur within the twelve (12) months following the date of this Agreement, and the conditions in Article VI still have the ability to be satisfied prior to the Outside Date, Parent shall procure a replacement representations and warranties insurance policy on substantially the same terms as the R&W Insurance Policy and that is, in the aggregate, no less favorable to the Company.

5.19      Public Parent Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Company the due and punctual payment and performance by Parent and Merger Sub (and any permitted assignees thereof) of Parent’s and Merger Sub’s obligations and liabilities under this Agreement, including to pay the Merger Consideration pursuant to Article II of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance the Guaranteed Obligations. Should Parent default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable. The Guarantor represents and warrants to the Company as follows: (a) Guarantor is duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by the Guarantor have been duly authorized by all necessary organizational action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Agreement constitutes the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies; (d) none of the execution, delivery or performance by the Guarantor of this Agreement will contravene, conflict with or result in a material violation of any Laws to which the Guarantor is subject or bound, and there is no action, suit, claim or legal, administrative or arbitral proceeding pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 5.19; and (e) it will have as of the Closing sufficient funds immediately available to pay and perform all of its obligations under this Section 5.19. All of the obligations of the Guarantor pursuant to this Section 5.19 shall terminate and be of no further force or effect immediately following the Effective Time.

5.20      Pre-Closing Luxembourg IP Restructuring.

(a)      Notwithstanding anything in this Agreement to the contrary, no later than the anticipated Closing Date (as mutually discussed by the Parties), the Company shall, and shall cause its Affiliates to, at the Company’s sole cost and expense, unwind the Luxembourg IP Structure as set forth in Exhibit F, the Final Transfer Pricing Report and the procedures set forth in this Section 5.20 (the “Luxembourg IP Restructuring”). Parent may propose changes to Exhibit F at any time during the Pre-Closing Tax Period and the Company shall consider any such proposal in good faith and shall not unreasonably withhold, condition or delay its consent to such proposed changes.

(b)      In undertaking the Luxembourg IP Restructuring, the Company shall (i) keep Parent apprised of the status of each step of the Luxembourg IP Restructuring, (ii) regularly consult with Parent regarding the status of the Luxembourg IP Restructuring and shall make its advisors available to Parent in connection with such consultations, (iii) provide Parent with drafts of any related agreement or documentation (including, for the avoidance of doubt, any Tax Returns, Tax elections, and the Transfer Pricing Report) for its review and comment prior to execution or implementation thereof, and (iv) permit Parent to participate in any calls, meetings or other communications with any Taxing Authority.

(c)      The Company shall cause any income or gain inclusions in respect of the Luxembourg IP Restructuring (including, for the avoidance of doubt, inclusions under Sections 951 and 951A of the Code) to occur in the Pre-Closing Tax Period to the maximum extent permitted by applicable Law. To the extent any such inclusions are not properly included in taxable income in the Pre-Closing Tax Period, the Taxes attributable to such income inclusions shall be treated for purposes of this Agreement as arising in the Pre-Closing Tax Period and, for the avoidance of doubt, shall be included as an item of Indebtedness pursuant to clause (v) thereof.

5.21      Intercompany Settlements. The Company shall, and shall cause its Affiliates to, take such actions and/or make or cause to be made such payments as may be necessary or appropriate as determined by the Company in consultation with Parent so that, as of the Closing Date, (a) the intercompany liabilities and obligations set forth on Schedule 5.21, and any agreements entered into after the date of this Agreement between any members of the Company Group, shall have been finally settled or extinguished (unless Parent otherwise consents in writing), and (b) any Taxes arising out of or otherwise attributable to such settlement/extinguishment shall be treated for purposes of this Agreement as arising in the Pre-Closing Tax Period and, for the avoidance of doubt, shall be included as an item of Indebtedness pursuant to clause (v) thereof.

5.22      Tax Insurance. The Company shall obtain, at Parent’s sole cost and expense, a tax insurance policy that is transferrable to Parent related to the valuation of the Luxembourg IP with coverage for potential liability up to $75,000,000 from one or more reputable insurance carriers reasonably satisfactory to Parent (the “Tax Insurance Policy”).

ARTICLE VI

CONDITIONS TO CLOSING

6.1      Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to consummate the Transactions are subject to the satisfaction or written waiver by such party, in whole or in part (to the extent such conditions can be waived), in their respective sole discretion, on or prior to the Closing Date of the following conditions:

(a)      HSR Act; NSI Act; Required Governmental Approvals. (i) Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all Consents required to be obtained under the HSR Act, (ii) in the event that at any time prior to Closing (A) the provisions in the NSI Act regulating the notification of transactions to the Secretary of State enter into force and Parent is satisfied that the Transactions are either a notifiable acquisition within the meaning of Section 6 of the NSI Act or should be subject to voluntary notification pursuant to section 18 of the NSI Act, and/or (B) a Call-In Notice is delivered or the ISU indicates that a Call-In Notice may be delivered, the Secretary of State notifying Parent that no further action will be taken in relation to the Transactions, and (iii) the Approvals required to be obtained under any other Required Governmental Approval shall have been obtained.

(b)      No Order. No Order preventing the consummation of the Merger or any of the other Transactions shall then be in effect.

6.2      Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Transactions is subject to the satisfaction (or written waiver by Parent, in whole or in part, to the extent such conditions can be waived), in its sole discretion, of the following further conditions:

(a)      Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct (without regard to any “Material Adverse Effect” or “material” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date, as though made on and as of each such date (except to the extent that any representation and warranty is expressly made as of a specific date, in which case such representation and warranty need only be true and correct as of such date), in all respects except for de minimis inaccuracies and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without regard to any “Material Adverse Effect” or “material” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date, as though made on and as of each such date (except to the extent that any representation and warranty is expressly made as of a specific date, in which case such representation and warranty need only be true and correct as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b)      Covenants and Agreements. The members of the Company Group shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the members of the Company Group at or prior to the Closing.

(c)      No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(d)      Stockholder Approval. The Company shall have obtained the Company Stockholder Approval, which approval shall be in full force and effect.

(e)      Employee Retention. No fewer than seventy percent (70%) of the employees and independent contractors of the Company will either have (x) remained continuously employed or engaged (in the case of independent contractors) with the Company through the Closing or (y) been replaced with an employee or independent contractor of substantially similar expertise, knowledge and experience on substantially the same terms and conditions of employment.

(f)      Escrow Agreement. The Escrow Agreement shall have been duly executed by the Escrow Agent, the Company and the Equityholder Representative and a copy thereof shall have been delivered to Parent.

(g)      Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of Capital Stock shall be Dissenting Shares.

(h)      Secretary Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date and signed by the Secretary of the Company, certifying as to (a) the Board Approval, (b) the incumbency and signature of the officers of the Company that have executed this Agreement, the Transaction Documents and any other certificate or document delivered by the Company in connection with this Agreement and (c) the good standing of the Company and each of its Subsidiaries in its jurisdiction of incorporation.

(i)      FIRPTA. The Company shall have delivered to Parent an affidavit signed by an authorized executive officer of the Company, under penalties of perjury, stating that the Company is not and has not been a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code, and the notification required under Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Parent and duly executed by the Company along with written authorization for Parent to deliver such items to the IRS on behalf of the Company upon the Closing.

(j)      Payoffs. The Company shall have delivered evidence reasonably satisfactory to Parent, including customary pay-off letters (in the case of clause (i) only) evidencing the discharge in full of (i) all Indebtedness for borrowed money (and any letters of credit, guarantees or similar obligations relating thereto), including the Existing Loan Agreement, and the release of all related Encumbrances on the Company Group, other than Permitted Encumbrance and (ii) all Transaction Expenses payable to a third party at or in connection with the Closing.

(k)      Luxembourg IP Restructuring. The Company shall have completed the Luxembourg IP Restructuring in accordance with the provisions and procedures of Section 5.20 and in a manner reasonably satisfactory to Parent.

(l)      Tax Insurance. The Company shall have obtained the Tax Insurance Policy.

(m)      Furnaces. The Company shall have a minimum of eighty-four (84) furnaces operating and functional in the production of SiC boules.

6.3      Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction or written waiver by the Company (in whole or in part, to the extent such conditions can be waived), in its sole discretion, of the following further conditions:

(a)      Representations and Warranties of Parent and Merger Sub. (i) The Parent Fundamental Representations shall be true and correct (without regard to any “material adverse effect” or “material” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date, as though made on and as of each such date (except to the extent that any representation and warranty is expressly made as of a specific date, in which case such representation and warranty need only be true and correct as of such date), in all respects except for de minimis inaccuracies and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV (other than the Parent Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of each such date (except to the extent that any representation and warranty is expressly made as of a specific date, in which case such representation and warranty need only be true and correct as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions.

(b)      Covenants and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

(c)      Escrow Agreement. The Escrow Agreement shall have been duly executed by the Escrow Agent and Parent and a copy thereof shall have been delivered to the Company.

6.4      Frustration of Closing Conditions. Neither Parent and Merger Sub (on one hand) nor the Company (on the other hand) may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.5.

ARTICLE VII

TERMINATION

7.1      Termination.

(a)      This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)    by mutual written consent of Parent and the Company;

(ii)      by either Parent or the Company if the Merger shall not have been consummated on or before 5:00 p.m. (Eastern Time), on August 25, 2022; provided that if on such date the condition to closing set forth in Section 6.1(a) or Section 6.1(b) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, either shall be capable of being satisfied or have been waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than February 25, 2023 (the “Outside Date Extension”, and such date, as it may be extended by the Outside Date Extension, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date;

(iii)      by Parent, if any representation or warranty of the Company set forth in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.1 (for the benefit of Parent and Merger Sub) or Section 6.2 to be satisfied, and which inaccuracy, breach or failure to perform (A) cannot be cured by the Company, or, if capable of being cured, shall not have been cured within thirty (30) days of written notice thereof being given to the Company and (B) has not been waived by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if Parent is then in violation or breach of this Agreement such that any of the conditions to Closing set forth in Sections 6.1 (for the benefit of the Company) or 6.3 would not then be satisfied;

(iv)      by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 6.1 (for the benefit of the Company) or 6.3 to be satisfied, and which inaccuracy, breach or failure to perform (A) cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured within thirty (30) days of written notice thereof being given to Parent and (B) has not been waived by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Company is then in violation or breach of this Agreement such that any of the conditions to

Closing set forth in Section 6.1 (for the benefit of Parent and Merger Sub) or Section 6.2 would not then be satisfied;

(v)      by either Parent or the Company if any Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable, or if there shall be adopted after the date of this Agreement any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has resulted in the action or event described in this Section 7.1(a)(v) occurring; or

(vi)      by Parent, if the Company Stockholder Approval shall not have been obtained on or before August 26, 2021.

(b)      A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 7.1). In the event that a terminating party has the right to terminate pursuant to multiple provisions of this Agreement, such terminating party may elect which provision pursuant to which it is terminating this Agreement.

(c)      For the avoidance of doubt, all Confidential Information (as such term is defined in the Non-Disclosure Agreement) received by Parent, Merger Sub and their respective Representatives, shall continue to be treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.2      Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, managers, directors, stockholders, members or Affiliates hereunder or in respect hereof other than for a Willful Breach of this Agreement prior to such termination; provided, however, that the provisions of Sections 3.19, 4.6, 5.4, 5.6 this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1      Survival.

(a)      The representations and warranties of Company set forth in Section 3.11 shall survive the Closing and shall terminate on the close of business on the date that is twenty-four (24) months after the Closing Date (the “Expiration Date”), except for representations, warranties and related indemnities for which an Indemnification Claim shall be pending as of the Expiration Date, in which event such indemnities shall survive with respect to such Indemnification Claim until the final disposition thereof; provided that any claim for fraud, intentional misrepresentation or Willful Breach hereunder shall survive the Closing indefinitely.

(b)      The covenants and agreements of the parties set forth in this Agreement shall survive until such covenant or agreement is fully performed or fulfilled, and all claims with respect to such covenants and agreements shall survive indefinitely; provided that no claim for a breach of a covenant or other agreement set forth in this Agreement that by its nature is required to be satisfied or performed prior to the Closing may be made or brought by either party after the date that is six (6) months after the Closing Date, in each case, except for covenants and agreements for which an Indemnification Claim shall be pending as of the Expiration Date, in which event such indemnities shall survive with respect to such Indemnification Claim until the final disposition thereof.

(c)      Each of the covenants, representations and warranties set forth in this Agreement shall expire at the end of the relevant survival period set forth in this Section 8.1 and the obligation to indemnify an Indemnitee pursuant to Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(b) shall terminate when the applicable representation, warranty or covenant terminates pursuant to this Section 8.1; provided, however, that if an Indemnification Claim is delivered pursuant to this Article VIII on or prior to the expiration of the relevant survival period set forth in Section 8.1(a) and Section 8.1(b) then, notwithstanding anything to the contrary contained in this Article VIII, the obligation to indemnify and hold harmless with respect to the claim presented in such Indemnification Claim shall remain in full force and effect until such time as the final amount of recoverable Losses with respect to such claim are determined by final agreement, settlement, judgment or award binding on the Indemnifying Holders and Parent in accordance with this Article VIII (the final amount of recoverable Losses so determined, the “Loss Amounts”).

8.2      Indemnification.

(a)      Indemnification by Stockholders and Equity Incentive Holders. Subject to Section 8.1 and the other provisions of this Article VIII, from and after the Closing Date, the Stockholders and Equity Incentive Holders immediately prior to the Closing (collectively, the “Indemnifying Holders”) shall severally and not jointly indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective Affiliates and Representatives (the “Parent Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating or attributable to, or imposed upon or incurred by any Indemnitee by reason of:

(i)      any breach, inaccuracy or failure of any representation or warranty of the Company contained in Section 3.11 to be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent that any representation and warranty is expressly made as of a specific date, in which case such representation and warranty which will be true and correct as of such date); provided that for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of an

Indemnification Claim hereunder, each representation and warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” standard or qualification contained in such representation or warranty (as if such standard or qualification was deleted from such representation and warranty);

(ii)      any breach of or default by the Company in connection with any of its covenants or agreements contained in this Agreement;

(iii)       (A) any amount in excess of the Merger Consideration required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon or (B) any Action commenced by a Stockholder or Equity Incentive Holder, or other Person claiming to have rights as, or alleging to be, a Stockholder or Equity Incentive Holder, relating to the payment of Merger Consideration hereunder, this Agreement and the Transactions;

(iv)      any Pre-Closing Taxes, including any Pre-Closing Taxes arising as a result of the Luxembourg IP Restructuring; and

(v)      any fraud, intentional misrepresentation or Willful Breach by or on behalf of the Company or such Stockholder or such Equity Incentive Holder in connection with the Transaction.

(b)      Indemnification by Parent. Subject to Section 8.1 and the other provisions of this Article VIII, from and after the Closing Date, Parent shall indemnify, defend and hold harmless the Company, the Stockholders and their respective Affiliates and Representatives (collectively, the “Company Indemnitees,” and together with the Parent Indemnitees, the “Indemnitees”)), from and against and in respect of any and all Losses resulting from, arising out of, relating or attributable to, or imposed upon or incurred by any Company Indemnitee by reason of any breach of or default by Parent or the Merger Sub in connection with any of its covenants or agreements contained in this Agreement.

(c)      Limitations.

  (i)      Notwithstanding anything to the contrary in this Agreement:

  (A)      the Indemnifying Holders’ aggregate Liability for indemnification pursuant to Section 8.2(a)(i) shall not exceed an amount equal to the Indemnity Escrow Amount (the “General Cap”) and (y) Parent’s Liability for indemnification pursuant to Section 8.2(b) shall not exceed an amount equal to the General Cap;

  (B)      Parent Indemnitees sole recourse against the Indemnifying Holders for Losses pursuant to Sections 8.2(a)(i) through (iv) shall be the Indemnity Escrow Amount; and

  (C)      In no event will any Indemnifying Holder be required to indemnify, defend or hold harmless any Parent Indemnitee for Losses under this Article VIII to the extent such Losses were specifically taken in to account in the Closing Statement (as finally determined pursuant to Section 2.7).

(ii)      The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

(iii)      The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of any amounts actually recovered by an Indemnitee or any of its Affiliates under insurance policies in connection with such Losses, including the R&W Insurance Policy and the Tax Insurance, or any of the events or circumstances giving rise or otherwise related to such Losses, in each case, net of any insurance deductibles, costs of collection or premium increases resulting from making any claim thereunder. In the event that a recovery is made by an Indemnitee or any Affiliate of an Indemnitee with respect to any Losses for which such Indemnitee has already been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Holders or Parent, as applicable.

8.3      Manner of Indemnification; Payments; Escrow.

(a)      To provide potential funds against which a Parent Indemnitee may (i) receive the Merger Consideration Excess Amount pursuant to Section 2.7(f) or (ii) assert claims of indemnification under this Article VIII (an “Indemnification Claim”), at the Closing, pursuant to Section 2.8, Parent shall withhold the Escrow Amount from the Merger Consideration payable pursuant to Section 2.4(a) and shall deposit the Escrow Amount at the Closing into the Escrow Fund with the Escrow Agent pursuant to the Escrow Agreement. The Indemnity Escrow Amount shall solely secure any Loss Amounts that are indemnifiable pursuant to Section 8.2(a) and shall not be available to secure amounts that may be due to Parent pursuant to Section 2.7. The Working Capital Escrow Amount shall solely secure amounts that may be due to Parent pursuant to Section 2.7 and shall not be available to secure any Loss Amounts that are indemnifiable pursuant to Section 8.2(a). The Escrow Amount and interest and other earnings payable thereon shall be held and distributed in accordance with this Section 8.3 and the Escrow Agreement. The Escrow Amount (and all interest and other earnings payable thereon) shall be released pursuant to the terms of this Agreement and the Escrow Agreement. From and after the Closing, if any Parent Indemnitee is entitled to any Loss Amounts as provided in this Agreement, such Loss Amounts shall solely be satisfied first by recovery under the R&W Insurance Policy or the Tax Insurance, to the extent available, and thereafter, from the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement until the Indemnity Escrow Amount is wholly exhausted.

(b)      As soon as possible after the twelve (12) month anniversary of the Closing Date, and in any event within three (3) Business Days, Parent and the Equityholder Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow

Agent) to release to, or as directed by, the Equityholder Representative in accordance with the Escrow Agreement an amount equal to, if any, the excess of (x) $5,000,000 of the Indemnity Escrow Amount, minus (y) the aggregate Losses for which claims for indemnification were made against the Indemnity Escrow Amount prior to the Expiration Date and remain not yet fully paid or resolved (“Unresolved Indemnity Claims”), minus (z) the amount of any claims for indemnification that were previously released from the Indemnity Escrow Amount in the Escrow Fund. As soon as possible after the Expiration Date, and in any event within three (3) Business Days, Parent and the Equityholder Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or as directed by, the Equityholder Representative in accordance with the Escrow Agreement an amount equal to the excess of (x) such portion of the Indemnity Escrow Amount as is then remaining in the Escrow Fund, minus (y) the aggregate Unresolved Indemnity Claims. The amount so retained in respect of Unresolved Indemnity Claims shall be held by the Escrow Agent pursuant to the Escrow Agreement, and Parent and the Equityholder Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release such amount, or any portion thereof, to Parent or the Equityholder Representative (or as otherwise directed by the Equityholder Representative), as the case may be, within three (3) Business Days after the resolution of such Unresolved Indemnity Claims in accordance with the provisions of this Article VIII and the terms of the Escrow Agreement.

(c)      Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Company, Parent, the Company Group, and their respective Affiliates shall treat any and all payments under this Section 8.3 as an adjustment to the purchase price for Tax purposes.

8.4      Third-Party Actions. If any Parent Indemnitee becomes aware of a third-party Action that such Parent Indemnitee believes, in good faith, may result in an Indemnification Claim, such Parent Indemnitee shall promptly (but in no event within ten (10) days) give written notice to the Equityholder Representative and the Escrow Agent, stating the nature and basis of the claim and the amount thereof, to the extent known. Thereafter, the Parent Indemnitee shall deliver to the Equityholder Representative, reasonably promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received from the counterparty in such third-party Action by the Parent Indemnitee relating to the claim. The Equityholder Representative shall have the right, by giving written notice to Parent within fifteen (15) days after delivery of the Claim Notice with respect to such third-party Action, to assume control of the defense of such third-party Action at the Equityholder Representative’s sole expense and with counsel of its own choosing that is reasonably satisfactory to the Parent Indemnitee; provided that Parent shall be entitled to participate in any such defense; provided, further, that notwithstanding the foregoing, the Equityholder Representative shall only be entitled to control such defense for so long as the Equityholder Representative (i) agrees to unconditionally and fully indemnify and hold harmless the Parent Indemnitees and (ii) conducts such defense in an active and diligent manner, and such third-party Action does not (w) arise from any breach or inaccuracy of the representation and warranties set forth in Section 3.11 or relate, in any manner, to any Owned Company Intellectual Property, (x) seek monetary damages the amount of which would reasonably be expected to exceed the value of the Indemnity Escrow Amount after satisfaction of other pending Claims, (y) involve an actual conflict of interest between the Equityholder Representative, on the one hand, and Parent Indemnitee, on the other hand or (z) involve potential criminal liability of, or seeks any injunctive or other equitable relief against, the Parent Indemnitee. The Equityholder Representative shall not be authorized to settle any such third-party Action without the prior written consent of Parent unless such settlement would (1) include a complete and unconditional release of each Parent Indemnitee from all Liabilities with respect thereto, (2) not impose any Liability on any Parent Indemnitee and (3) not involve a finding or admission of any wrongdoing on the part of any Parent Indemnitee. The reasonable costs of any such defense by the Equityholder Representative in the defense of a third-party Action shall be paid by the Equityholder Representative (on behalf of the Indemnifying Holders). No Parent Indemnitee shall settle any Action for which indemnification may be pursued under this Section 8.2 without the prior written consent of the Equityholder Representative, not to be unreasonably withheld, conditioned or delayed.

8.5      Exclusive Remedies. Subject to Section 9.14, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or Willful Breach on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 9.14, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII and claims arising from fraud, intentional misrepresentation or Willful Breach on the part of a party hereto in connection with the transactions contemplated by this Agreement. Nothing in this Section 8.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.14 or to seek any remedy on account of fraud, intentional misrepresentation or Willful Breach by any party hereto.

8.6      Parent Indemnification Procedures.

(a)      In the event that Parent or any other Parent Indemnitee seeks a recovery, in accordance with the terms of this Article VIII, in respect of an Indemnification Claim, Parent (on behalf of such other Parent Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) to the Equityholder Representative and the Escrow Agent. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of, and factual and legal basis for, the Indemnification Claim being made and (ii) state the aggregate amount of Losses to which Parent or such Parent Indemnitee is entitled to indemnification pursuant to this Article VIII that have been incurred, or a good faith estimate of the aggregate amount of such Losses reasonably expected to be incurred, by Parent or such Parent Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”). Upon delivery of such Claim Notice, the Escrow Agent shall immediately reserve such Claim Amount from the Indemnity Escrow Amount until the Claim Notice is finally resolved; provided that any Claim Amount (or portion thereof) claimed in a Claim Notice or any other matter set forth therein shall be deemed to be finally resolved for purposes of this Article VIII when (A) such amount (or portion thereof) or other matter has been resolved by a written agreement executed by Parent and the Equityholder Representative or (B) such amount (or portion thereof) or matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof (clauses (A) and (B), together, a “Final Resolution”).

(b)      Subject to Section 8.3 and the Escrow Agreement, any amount payable to Parent pursuant to a Final Resolution shall be paid promptly (but in no event later than five (5) Business Days after the applicable payment obligation accrues) by the Equityholder Representative by execution of a written instruction from the Equityholder Representative to the Escrow Agent directing release from the Indemnity Escrow Amount to Parent of the amount set forth in the Final Resolution or final, nonappealable Order. Any amounts paid to Parent in respect of any Indemnification Claim asserted on behalf of a Parent Indemnitee other than Parent shall be received by Parent on behalf of such other Indemnitee.

8.7      Equityholder Representative.

(a)      By voting or executing the Written Consent in favor of the adoption of this Agreement and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, each Indemnifying Holder shall be deemed to have consented to the appointment of PIRINATE Consulting Group 2 LLC, as the Equityholder Representative, the attorney-in-fact and the exclusive agent for and on behalf of each such Indemnifying Holder with respect to the matters set forth in this Agreement and the Escrow Agreement, and the taking by the Equityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholder Representative under this Agreement and the Escrow Agreement, including the exercise of the power to (i) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims, (iii) resolve any Indemnification Claims and (iv) take all actions necessary in the judgment of the Equityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement, and each Indemnifying Holder waives any and all defenses that may be available to contest, negate or disaffirm any action of the Equityholder Representative taken in good faith under this Agreement or the Escrow Agreement. Accordingly, the Equityholder Representative has authority and power to act on behalf of each Indemnifying Holder with respect to the disposition, settlement or other handling of all Indemnification Claims and all rights or obligations arising under this Agreement or the Escrow Agreement. Notwithstanding the foregoing, the Equityholder Representative shall have no obligation to act on behalf of the Indemnifying Holders, except as expressly provided in this Agreement and the Escrow Agreement. The Indemnifying Holders will be bound by all actions taken by the Equityholder Representative in connection with this Agreement or the Escrow Agreement, and Parent shall be entitled to rely on any action or decision of the Equityholder Representative. The Equityholder Representative will incur no Liability with respect to any action taken or suffered by the Equityholder Representative in good faith reliance upon any notice, direction, instruction, consent, statement or other document believed by the Equityholder Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Equityholder Representative’s own willful misconduct, bad faith or gross negligence.

In all questions arising under this Agreement or the Escrow Agreement, the Equityholder Representative may rely on the advice of counsel, and the Equityholder Representative will not be liable to the Indemnifying Holders for anything done, omitted or suffered in good faith by the Equityholder Representative based on such advice. The Person serving as the Equityholder Representative hereunder may be replaced from time to time by the holders of a majority in interest of the Escrow Amount then on deposit with the Escrow Agent upon not less than ten (10) Business Days’ prior written notice to Parent and the Escrow Agent. The immunities and rights to indemnification shall survive the resignation or removal of Equityholder Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from each of the Indemnifying Holders.

(b)      The Equityholder Representative may reasonably incur out-of-pocket costs and expenses and legal fees, and shall be entitled to reasonable compensation, in connection with the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties under this Agreement and the Escrow Agreement (the “Representative Expenses”). Such Representative Expenses may be recovered by the Equityholder Representative from the Equityholder Representative Expense Fund or from the Escrow Amount otherwise distributable to the Indemnifying Holders following the Expiration Date, at the time of distribution, so long as the Equityholder Representative has delivered to the Escrow Agent prior to such time a certificate setting forth such Representative Expenses actually incurred, and such expenses may be recovered from any Escrow Amounts otherwise distributable to the Indemnifying Holders. The Indemnifying Holders acknowledge that the Equityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(c)      Upon the Closing, Parent shall wire to the Equityholder Representative the Equityholder Representative Expense Fund pursuant to Section 2.8. The Equityholder Representative Expense Fund shall be held by the Equityholder Representative as agent and for the benefit of the Indemnifying Holders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Equityholder Representative for, any Representative Expenses incurred pursuant to this Agreement or the Escrow Agreement. The Equityholder Representative shall hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Equityholder Representative is not providing any investment supervision, recommendations or advice. The Equityholder Representative shall have no responsibility or liability for any loss of principal of the Equityholder Representative Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholder Representative Expense Fund and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Equityholder Representative that the Equityholder Representative Expense Fund is no longer required to be withheld, the Equityholder Representative shall distribute the remaining Equityholder Representative Expense Fund (if any) to the Escrow Agent, the Exchange Agent or Parent, as applicable, in each case for further distribution to the Indemnifying Holders.

ARTICLE IX

MISCELLANEOUS

9.1      Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission or email, (c) mailed by registered or certified mail, postage prepaid, return receipt requested or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to Parent, Guarantor, Merger Sub or the Surviving Corporation, to:
Semiconductor Components Industries, LLC
5005 E. McDowell Rd.
Phoenix, AZ 85008
Attention: Lauren Bellerjeau, SVP, Asst. General Counsel and Asst. Secretary
Email: Lauren.Bellerjeau@onsemi.com

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP 425 Market Street
San Francisco, CA 94105
Attention: Eric T. McCrath, Erik G. Knudsen
Email: emccrath@mofo.com, eknudsen@mofo.com

If, prior to the Closing, to the Company, to:
GT Advanced Technologies Inc.
5 Wentworth Drive, Unit 1
Hudson, NH 03051 USA
Attention: Greg Knight
Email: greg.knight@gtat.com

with copies (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Stephen Kuhn & Brittain Rogers
Facsimile: 212-872-1002
Email: skuhn@akingump.com & brogers@akingump.com

If to the Equityholder Representative, to:
PIRINATE Consulting Group 2 LLC
5 Canoe Brook Drive
Livingston, NJ 07039
Attention: Gene Davis
Email: genedavis@pirinateconsulting.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 9.1, upon delivery, (x) if delivered by e-mail as provided in this Section 9.1, upon manual or electronic confirmation of delivery, (y) if delivered by mail as provided in this Section 9.1, upon the earlier of the fifth (5th) Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 9.1, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

9.2      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless, prior to the Closing Date, such amendment is in writing and signed by each party hereto. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

9.3      Expenses. Except as otherwise provided in this Agreement or other applicable Transaction Document, each party hereto shall bear its own costs and expenses in connection with this Agreement, the other Transaction Documents and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated; provided, however, that any and all filing fees required by Governmental Entities, including with respect to Consents required in connection with the execution and delivery of this Agreement or the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings pursuant to Section 5.5 or pursuant to any other Required Governmental Approvals, shall be borne equally by Parent and the Company.

9.4      Successors and Assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, further, that no such assignment will relieve Parent or Merger Sub of any of its respective obligations hereunder. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.5      Governing Law. All matters relating to or arising out of this Agreement or the Merger or other Transactions (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

9.6      Jurisdiction; Service of Process. Each party hereto irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each party hereto agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.7      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Agreement.

9.9      No Third-Party Beneficiaries. Except as set forth in this Section 9.9, no provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder, including, for the avoidance of doubt, the Stockholders; provided, however, that the Company shall have the right to pursue damages on behalf of the Stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 9.17 and (b) if the Merger is consummated, (i) each of the Stockholders and Equity Incentive Holders shall be a third-party beneficiary of the provisions set forth in Article II, (ii) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9, and (iii) Prior Company Counsel shall be a third-party beneficiary of the provisions set forth in Section 9.16.

9.10      Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) together with the other Transaction Documents constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Non-Disclosure Agreement, which shall continue in full force and effect in accordance with its terms as modified hereunder) subject to the terms herein. No party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents or the Non-Disclosure Agreement.

9.11      Disclosure Schedules. The information set forth in this Agreement and the Company Disclosure Schedule attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Company Disclosure Schedule or in this Agreement, the information and disclosures set forth in any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Company Disclosure Schedule as though fully set forth in such section or subsection of the Company Disclosure Schedule, to the extent that (a) such information is cross referenced in another part of the Company Disclosure Schedule or (b) it is reasonably apparent on its face that such information qualifies another provision in the Agreement. The fact that any item of information is disclosed in any section or subsection of the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside of the Ordinary Course of the Company and its Subsidiaries. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

9.12      Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.13      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.14      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them or were otherwise breached in accordance with the terms hereof and that each party hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such party is entitled at Law, in equity, in contract, in tort or otherwise. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Parent, Merger Sub or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Parent, Merger Sub or the Company, as applicable, under this Agreement all in accordance with the terms of this Section 9.14. No party shall be required to provide any bond or other security or to prove damages in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 9.14, and each party irrevocably waives any right it may have to require the providing of any such bond or other security. In circumstances where Parent, Merger Sub, or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s, Merger Sub’s or the Company’s, as the case may be, obligation to consummate such Transaction.    .

9.15      Attorney-Client Privilege and Waiver of Conflicts. Parent hereby waives and agrees to not assert, and agrees to cause its Affiliates (including the Surviving Corporation and its Subsidiaries after the Closing) to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, of one or more Stockholders or the Equity Incentive Holders or any of their respective officers, directors, managers, employees or representatives in connection with the negotiation and execution of the Agreement (the “Applicable Matters”), by any law firm currently representing the Company, the Stockholders or the Equity Incentive Holders in connection with this Agreement (each, a “Prior Company Counsel”). Recognizing that Prior Company Counsel has acted as legal counsel to the Company, certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and certain of their respective Affiliates prior to date hereof, and that Prior Company Counsel intends to act as legal counsel to certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (which will no longer include the Surviving

Corporation and its Subsidiaries) after the Closing, Parent hereby waives, on its own behalf and agrees to cause its Affiliates (including the Surviving Corporation and its Subsidiaries after the Closing) to waive, any conflicts that may arise in connection with Prior Company Counsel representing any such direct or indirect equity holders of the Company (as of immediately prior to the Closing) or their Affiliates in respect of the Applicable Matters after the Closing as such representation may relate to Parent, the Surviving Corporation or its Subsidiaries or the Transactions. Parent further waives and agrees to not assert, and agrees to cause the Surviving Corporation and its Subsidiaries to waive and not assert, any attorney-client privilege with respect to any communications between one or more Stockholders or Equity Incentive Holders or other direct or indirect equity holder of the Company (as of immediately prior to the Closing), or any of their respective Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, occurring prior to Closing and only relating to the negotiation and execution of this Agreement or in connection with the Transactions. Each of Parent and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 9.15, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 9.15 is for the benefit of the Stockholders, the Equity Incentive Holders and each Prior Company Counsel, and the Stockholders, the Equity Incentive Holders and each Prior Company Counsel are intended third-party beneficiaries of this Section 9.15. This Section 9.15 shall be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, without the prior written consent of the Stockholder or Equity Incentive Holder. The covenants and obligations set forth in this Section 9.15 shall survive for ten (10) years following the Closing Date.

9.16      Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

9.17      Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges (on behalf of itself and its subsidiaries, Affiliates, Representatives and equity holders) that no recourse under this Agreement, any other Transaction Document or any documents or instruments delivered in connection with this Agreement or any other Transaction Document shall be had against any party’s Affiliates or any of each of their respective former, current or future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party,” to the extent applicable, and collectively, the “Related Parties”), in each case other than the parties to this Agreement and each of the other Transaction Documents and each of their respective successors and permitted assignees under this Agreement (and, in the case of any other Transaction Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred, except in connection with such Person’s role as a manager, director, officer or agent of the Company, by any of the Related Parties, as such, for any obligation or liability of any party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 9.17 shall relieve or otherwise limit the liability of any party or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments to which it is a party.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	/s/ Simon Keeton
Name:	Simon Keeton
Title:	EVP and General Manager, Power Solutions Group

TERRA MERGER SUB, INC.

By:	/s/ Lauren Bellerjeau
Name:	Lauren Bellerjeau
Title:	Assistant Secretary

ON SEMICONDUCTOR CORPORATION

By:	/s/ Simon Keeton
Name:	Simon Keeton
Title:	EVP and General Manager, Power Solutions Group

GT ADVANCED TECHNOLOGIES INC.

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Authorized Signatory

PIRINATE CONSULTING GROUP 2 LLC

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	COB/CEO

[Signature Page to Agreement and Plan of Merger]